Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to § 240.14a-12

BANNER CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
N/A
(2)	Aggregate number of securities to which transactions applies:
N/A
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
N/A
(4)	Proposed maximum aggregate value of transaction:
N/A
(5)	Total fee paid:
N/A
[ ]	Fee paid previously with preliminary materials:
N/A
[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
N/A
(2)	Form, Schedule or Registration Statement No.:
N/A
(3)	Filing Party:
N/A
(4)	Date Filed:
N/A

March 24, 2015

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Banner Corporation.  The meeting will be held at the Marcus Whitman Hotel, 6 W. Rose Street, Walla Walla, Washington, on Tuesday, April 21, 2015, at 10:00 a.m., local time.

The Notice of Annual Meeting of Shareholders and Proxy Statement describe the formal business to be transacted at the meeting.  During the meeting, we will also report on our operations.  Directors and officers of Banner Corporation, as well as a representative of Moss Adams LLP, our independent auditor, will be present to respond to relevant questions of shareholders.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own.  To make sure your shares are represented, we urge you to promptly vote.  You may vote your shares via the Internet or a toll-free telephone number, or by completing and mailing the enclosed proxy card.  If you attend the meeting, you may vote in person even if you have previously submitted your proxy.

We look forward to seeing you at the meeting.

Sincerely,

/s/ Mark J. Grescovich

Mark J. Grescovich
President and Chief Executive Officer

BANNER CORPORATION
10 S. FIRST AVENUE
WALLA WALLA, WASHINGTON 99362
(509) 527-3636

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 21, 2015

Notice is hereby given that the 2015 annual meeting of shareholders of Banner Corporation will be held at the Marcus Whitman Hotel, 6 W. Rose Street, Walla Walla, Washington, on Tuesday, April 21, 2015, at 10:00 a.m., local time, for the purpose of considering and acting upon the following:

Proposal 1.	Election of four directors to each serve for a three-year term.

Proposal 2.	An advisory (non-binding) vote to approve our executive compensation as disclosed in this Proxy Statement.

Proposal 3.	Ratification of the Audit Committee’s selection of Moss Adams LLP as our independent auditor for 2015.

We will also consider and act upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.  As of the date of this notice, we are not aware of any other business to come before the annual meeting.

The Board of Directors has fixed the close of business on February 27, 2015 as the record date for the annual meeting.  This means that shareholders of record at the close of business on that date are entitled to receive notice of and to vote at the meeting and any adjournment thereof.  To ensure that your shares are represented at the meeting, please take the time to vote by submitting your vote via the Internet or telephone, or by signing, dating and mailing the enclosed proxy card which is solicited on behalf of the Board of Directors.  The proxy will not be used if you attend and vote at the annual meeting in person.  Regardless of the number of shares you own, your vote is very important.  Please act today.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ ALBERT H. MARSHALL

ALBERT H. MARSHALL
SECRETARY

Walla Walla, Washington
March 24, 2015

IMPORTANT: Voting promptly will save us the expense of further requests for proxies in order to ensure a quorum.  You may vote via the Internet or by telephone.  Alternatively, a proxy card and self-addressed envelope are enclosed for your convenience.  No postage is necessary if mailed in the United States.

PROXY STATEMENT
OF
BANNER CORPORATION
10 S. FIRST AVENUE
WALLA WALLA, WASHINGTON 99362
(509) 527-3636

ANNUAL MEETING OF SHAREHOLDERS
APRIL 21, 2015

The Board of Directors of Banner Corporation is using this Proxy Statement to solicit proxies from our shareholders for use at the 2015 annual meeting of shareholders.  We are first mailing this Proxy Statement and the form of proxy to our shareholders on or about March 24, 2015.

The information provided in this Proxy Statement relates to Banner Corporation and its wholly-owned subsidiaries, Banner Bank and Islanders Bank.  Banner Corporation may also be referred to as “Banner” and Banner Bank and Islanders Bank may also be referred to as the “Banks.”  References to “we,” “us” and “our” refer to Banner and, as the context requires, the Banks.

INFORMATION ABOUT THE ANNUAL MEETING

Time and Place of the Annual Meeting

Our annual meeting will be held as follows:

Date:	Tuesday, April 21, 2015
Time:	10:00 a.m., local time
Place:	Marcus Whitman Hotel, 6 W. Rose Street, Walla Walla, Washington

Matters to Be Considered at the Annual Meeting

At the meeting, you will be asked to consider and vote upon the following proposals:

Proposal 1.	Election of four directors to each serve for a three-year term.

Proposal 2.	An advisory (non-binding) vote to approve our executive compensation as disclosed in this Proxy Statement.

Proposal 3.	Ratification of the Audit Committee’s selection of Moss Adams LLP as our independent auditor for 2015.

We also will transact any other business that may properly come before the annual meeting.  As of the date of this Proxy Statement, we are not aware of any other business to be presented for consideration at the annual meeting other than the matters described in this Proxy Statement.

Who is Entitled to Vote?

We have fixed the close of business on February 27, 2015 as the record date for shareholders entitled to notice of and to vote at our annual meeting.  Only holders of record of Banner’s common stock on that date are entitled to notice of and to vote at the annual meeting.  You are entitled to one vote for each share of Banner common stock you own.  On February 27, 2015, there were 19,518,976 shares of Banner common stock outstanding and entitled to vote at the annual meeting.

How Do I Vote at the Annual Meeting?

Proxies are solicited to provide all shareholders on the voting record date an opportunity to vote on matters scheduled for the annual meeting and described in these materials.  This question provides voting instructions for shareholders of record.  You are a shareholder of record if your shares of Banner common stock are held in your name.  If you are a beneficial owner of Banner common stock held by a broker, bank or other nominee (i.e., in “street name”), please see the instructions in the following question.

Shares of Banner common stock can only be voted if the shareholder is present in person or by proxy at the annual meeting.  To ensure your representation at the annual meeting, we recommend you vote by proxy even if you plan to attend the annual meeting.  You can always change your vote at the meeting if you are a shareholder of record.

Shareholders may vote by proxy via the Internet or a toll-free telephone number, or by mailing a proxy card.  Instructions for voting are found on the proxy card.  Shares of Banner common stock represented by properly executed proxies will be voted by the individuals named on the proxy card in accordance with the shareholder’s instructions.  Where properly executed proxies are returned to us with no specific instruction as how to vote at the annual meeting, the persons named in the proxy will vote the shares FOR election of each of our director nominees, FOR advisory approval of the compensation of our named executive officers as disclosed in this Proxy Statement and FOR ratification of the selection of Moss Adams LLP as our independent auditor for 2015.  If any other matters are properly presented at the annual meeting for action, the persons named in the enclosed proxy and acting thereunder will have the discretion to vote on these matters in accordance with their best judgment.  We do not currently expect that any other matters will be properly presented for action at the annual meeting.

You may receive more than one proxy card depending on how your shares are held.  For example, you may hold some of your shares individually, some jointly with your spouse or other party and some in trust for your children.  In this case, you will receive three separate proxy cards to vote.

What if My Shares Are Held in Street Name?

If you are the beneficial owner of shares held in “street name” by a broker, your broker, as the record holder of the shares, is required to vote the shares in accordance with your instructions.  If you do not give instructions to your broker, your broker may nevertheless vote the shares with respect to discretionary items, but will not be permitted to vote your shares with respect to non-discretionary items, pursuant to current industry practice.  In the case of non-discretionary items, the shares not voted will be treated as “broker non-votes.”  The proposal to elect directors and the advisory vote to approve executive compensation are considered non-discretionary items; therefore, you must provide instructions to your broker in order to have your shares voted with respect to these proposals.

If your shares are held in street name, you will need proof of ownership to be admitted to the annual meeting.  A recent brokerage statement or letter from the record holder of your shares are examples of proof of ownership.  If you want to vote your shares of common stock held in street name in person at the annual meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

How Many Shares Must Be Present to Hold the Meeting?

A quorum must be present at the meeting for any business to be conducted.  The presence at the meeting, in person or by proxy, of at least a majority of the shares of Banner common stock entitled to vote at the annual meeting as of the record date will constitute a quorum.  Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What if a Quorum Is Not Present at the Meeting?

If a quorum is not present at the scheduled time of the meeting, a majority of the shareholders present or represented by proxy may adjourn the meeting until a quorum is present.  The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given unless the meeting is adjourned for 120 days or more.  An adjournment will have no effect on the business that may be conducted at the meeting.

Vote Required to Approve Proposal 1: Election of Directors

Directors are elected by a plurality of the votes cast, in person or by proxy, at the annual meeting by holders of Banner common stock.  Accordingly, the nominees who receive the highest number of votes for the directorships for which they have been nominated will be elected.  Pursuant to our Articles of Incorporation, shareholders are not permitted to cumulate their votes for the election of directors.  Votes may be cast for or withheld from each nominee.  Votes that are withheld and broker non-votes will have no effect on the outcome of the election.  Our Board of Directors unanimously recommends that you vote FOR the election of each of our director nominees.

Vote Required to Approve Proposal 2: Advisory Approval of Executive Compensation

The advisory (non-binding) vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the annual meeting.  Abstentions and broker non-votes will have no effect on the outcome of the proposal.  Our Board of Directors unanimously recommends that you vote FOR approval of the compensation of our named executive officers.

Vote Required to Approve Proposal 3: Ratification of the Selection of the Independent Auditor

Ratification of the selection of Moss Adams LLP as our independent auditor for the fiscal year ending December 31, 2015 requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the annual meeting.  Abstentions will have no effect on the outcome of the proposal.  Our Board of Directors unanimously recommends that you vote FOR the ratification of the selection of the independent auditor.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on April 21, 2015

Our Proxy Statement and 2014 Annual Report to Shareholders are available at www.bannerbank.com/proxymaterials.  The following materials are available for review: Proxy Statement; proxy card; and 2014 Annual Report to Shareholders.  Directions to attend the annual meeting, where you may vote in person, can be found online at http://www.marcuswhitmanhotel.com/explore-getdirections.

May I Revoke My Proxy?

You may revoke your proxy before it is voted by:

•	submitting a new proxy with a later date;

•	notifying Banner’s Secretary in writing before the annual meeting that you have revoked your proxy; or

•	voting in person at the annual meeting.

If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the annual meeting.  However, if your shares are held in “street name,” you must bring a validly executed proxy from the nominee indicating that you have the right to vote your shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 27, 2015, the voting record date, information regarding share ownership of:

•
those persons or entities (or groups of affiliated person or entities) known by management to beneficially own more than five percent of Banner’s common stock other than directors and executive officers;

•	each director and director nominee of Banner;

•	each executive officer named in the Summary Compensation Table appearing under “Executive Compensation” below (known as “named executive officers”); and

•	all current directors and executive officers of Banner and Banner Bank as a group.

Persons and groups who beneficially own in excess of five percent of Banner’s common stock are required to file with the Securities and Exchange Commission (“SEC”), and provide a copy to us, reports disclosing their ownership under the Securities Exchange Act of 1934, as amended (“Securities Exchange Act”).  To our knowledge, no other person or entity, other than those set forth below, beneficially owned more than five percent of the outstanding shares of Banner’s common stock as of the close of business on the voting record date.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC.  In accordance with Rule 13d-3 of the Securities Exchange Act, a person is deemed to be the beneficial owner of any shares of common stock if he or she has voting and/or investment power with respect to those shares.  Therefore, the table below includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power.  In addition, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to outstanding options that are currently exercisable or exercisable within 60 days after the voting record date are included in the number of shares beneficially owned by the person and are deemed outstanding for the purpose of calculating the person’s percentage ownership.  These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

As of the voting record date, there were 19,579,326 shares of Banner common stock outstanding.  Of these shares, 19,518,976 had voting rights and 60,350 were non-voting shares.  The non-voting shares consist of shares of restricted stock subject to performance-based vesting conditions that were issued to the named executive officers in 2013 and 2014.  The rights associated with these shares are described in greater detail below on page 21.

Name	Number of Shares Beneficially Owned (1)		Percent of Shares Outstanding

Beneficial Owners of More Than 5%

BlackRock, Inc.	1,762,259	(2)	9.00
40 East 52nd Street
New York, New York 10022

The Vanguard Group	1,275,123	(3)	6.51
100 Vanguard Boulevard
Malvern, Pennsylvania 19355

FMR LLC	1,624,662	(4)	8.30
245 Summer Street
Boston, Massachusetts 02110

Forest Hill Capital, L.L.C.	1,114,006	(5)	5.69
100 Morgan Keegan Drive, Suite 430
Little Rock, Arkansas 72202

APG Group	1,014,077	(6)	5.18
666 Third Avenue, Second Floor
New York, New York 10017

Goldman Sachs Asset Management	998,914	(7)	5.10
200 West Street
New York, New York 10282

(Table continues on following page)

Name	Number of Shares Beneficially Owned (1)		Percent of Shares Outstanding

Directors

Robert D. Adams	20,392	(8)	*
Gordon E. Budke	2,648	(9)	*
Connie R. Collingsworth	961		*
Jesse G. Foster	10,642	(10)	*
D. Michael Jones	23,391	(11)	*
David A. Klaue	86,199		*
Constance H. Kravas	15,070	(12)	*
John R. Layman	21,522	(13)	*
Brent A. Orrico	78,944	(14)	*
Gary Sirmon	37,421	(15)	*
Michael M. Smith	23,928	(16)	*

Named Executive Officers

Mark J. Grescovich**	61,251		*
Lloyd W. Baker	16,638	(17)	*
Richard B. Barton	6,779		*
Cynthia D. Purcell	4,689		*
Douglas M. Bennett	5,376	(18)	*

All Executive Officers and Directors as a Group (22 persons)	451,509		2.31
____________
*	Less than 1% of shares outstanding.
**	Also a director of Banner.
(1)
Shares of restricted stock granted under Mr. Grescovich’s employment agreement, as well as under the 2012 Restricted Stock and Incentive Bonus Plan and the 2014 Omnibus Incentive Plan, as to which the holders have voting power but not investment power, are included as follows: Mr. Adams, 765 shares; Mr. Budke, 1,020 shares; Ms. Collingsworth, 861 shares; Mr. Foster, 765 shares; Mr. Jones, 765 shares; Mr. Klaue, 765 shares; Dr. Kravas, 765 shares; Mr. Layman, 765 shares; Mr. Orrico, 765 shares; Mr. Sirmon, 1,224 shares; Mr. Smith, 892 shares; Mr. Grescovich, 19,363 shares; Mr. Baker, 3,269 shares; Mr. Barton, 3,305 shares; Ms. Purcell, 2,587 shares; Mr. Bennett, 3,113 shares; and all executive officers and directors as a group, 56,071 shares. The amounts shown also include the following number of shares which the indicated individuals have the right to acquire within 60 days of the voting record date through the exercise of stock options granted pursuant to Banner’s stock option plans: Dr. Kravas, 2,592; Mr. Klaue, 2,500; and Mr. Layman, 2,500; and all executive officers and directors as a group, 7,592.

(2)	Based on a Schedule 13G/A dated January 12, 2015, which reports sole voting power over 1,715,528 shares and sole dispositive power over 1,762,259 shares.
(3)	Based on a Schedule 13G/A dated February 10, 2015, which reports sole voting power over 25,992 shares, sole dispositive power over 1,250,331 shares and shared dispositive power over 24,792 shares.
(4)	Based on a Schedule 13G/A dated February 13, 2015, which reports sole voting power over 1,362 shares and sole dispositive power over 1,624,662 shares.
(5)
Based on a Schedule 13G dated February 13, 2015, which reports shared voting power over 375,544 shares and shared dispositive power over 1,114,006 shares, which are held by Forest Hill Capita,l L.L.C. and Mark Lee.

(6)
Based on a Schedule 13G/A dated January 30, 2015, which reports sole voting and dispositive power over the shares reported, which are held by APG Asset Management US Inc., APG Group, APG Asset Management N.V. and Stichting Pensioenfonds ABP.

(7)	Based on a Schedule 13G dated February 12, 2015, which reports shared voting power over 945,272 shares and shared dispositive power over 998,914 shares.
(8)	Includes 1,895 shares owned by a trust directed by Mr. Adams.
(9)	Includes 1,619 shares owned by a trust directed by Mr. Budke and his wife.
(10)	Includes 7,986 shares owned solely by his wife.
(11)	Includes 142 shares held as custodian for minors.
(12)	Includes 666 shares held jointly with her husband.
(13)	Includes 10,714 shares which have been pledged.
(14)	Includes 44,706 shares owned by companies controlled by Mr. Orrico and 18,827 shares owned by trusts directed by Mr. Orrico.
(15)	Includes 12,684 shares held jointly with his wife and 12,900 shares owned by companies controlled by Mr. Sirmon.
(16)	Includes 1,457 shares held jointly with his wife, 2,285 shares owned solely by his wife and 7,142 shares owned by a company controlled by Mr. Smith.
(17)	Includes 121 shares owned solely by his wife and 8,489 shares held jointly with his wife.
(18)	Includes three shares held as custodian to a minor.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Board of Directors currently consists of 12 members and is divided into three classes.  One-third of the directors are elected annually to serve for a three-year period or until their respective successors are elected and qualified.  The table below sets forth information regarding each director of Banner and each nominee for director.  The Corporate Governance/Nominating Committee of the Board of Directors selects nominees for election as directors.  All of our nominees currently serve as Banner directors.  Each nominee has consented to being named in this Proxy Statement and has agreed to serve if elected.  If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee.  If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.  At this time, we are not aware of any reason why a nominee might be unable to serve if elected.

The Board of Directors recommends a vote FOR the election of Gordon E. Budke, Constance H. Kravas, John R. Layman and Michael M. Smith.

Name	Age as of December 31, 2014	Year First Elected or Appointed Director (1)	Term to Expire

BOARD NOMINEES

Gordon E. Budke	73	2002	2018 (2)
Constance H. Kravas	68	2004	2018 (2)
John R. Layman	56	2007	2018 (2)
Michael M. Smith	60	2003	2018 (2)

DIRECTORS CONTINUING IN OFFICE

Robert D. Adams	73	1984	2016
Connie R. Collingsworth	56	2013	2016
Gary Sirmon	71	1983	2016
Brent A. Orrico	65	1999	2016
Jesse G. Foster	76	1996	2017
Mark J. Grescovich	50	2010	2017
D. Michael Jones	72	2002	2017
David A. Klaue	61	2007	2017
______________________
(1)      Includes prior service on the Board of Directors of Banner Bank for all directors who have served since 1995 or earlier.
(2)      Assuming re-election.

Information Regarding Nominees for Election.  Set forth below is the present principal occupation and other business experience during the last five years of each nominee for election, as well as a brief discussion of the particular experience, qualifications, attributes and skills that led the Board to conclude that the nominee should serve as a director of Banner.

Gordon E. Budke is President of Budke Consulting, PLLC, which specializes in general business assistance to small and growing companies.  A Certified Public Accountant with over 37 years of experience in public accounting, Mr. Budke retired as a partner from Coopers & Lybrand (now PricewaterhouseCoopers) in October 1997.  His qualification as an audit committee financial expert was the primary reason for his nomination to the Board.  Mr. Budke also serves on the Board of Directors of Yokes Foods, Inc.

Constance H. Kravas is the University of Washington’s Vice President for University Advancement and also serves as the President of the University of Washington Foundation.  Prior to joining the University of Washington in 2001, she served as Vice Chancellor for University Advancement at the University of California, Riverside, and as Vice President for Advancement of Washington State University and President of the Washington State University Foundation.  Dr. Kravas has over 35 years of experience in leadership and management positions for not-for-profit boards.

John R. Layman served as co-Vice Chairman of the Board of Directors of F&M Bank until its acquisition by Banner Bank in May 2007.  He is managing partner of Layman Law Firm, PLLP, with which he has been associated since 1983.  His areas of practice include real estate development, commercial litigation, personal injury and product liability.  He also has experience in corporate duties, securities litigation, fiduciary obligations and reporting requirements.

Michael M. Smith has managed a family-owned farming and orchard operation, B.T. Loftus Ranches, Inc., in Washington’s Yakima valley since 1974.  He is also a founder, director and former president of Yakima Chief, Inc., an international hops sales organization.  Mr. Smith’s career has afforded him experience in managing financial and operational aspects of agricultural companies.

Information Regarding Incumbent Directors.  Set forth below is the present principal occupation and other business experience during the last five years of each director continuing in office, as well as a brief discussion of the particular experience, qualifications, attributes and skills that led the Board to conclude that the director should serve on Banner’s Board of Directors.

Robert D. Adams sold his business interests in 2005 as a partner in, and retired as President and Chief Executive Officer of, Carroll Adams Tractor Co., which sold and rented farm, industrial and consumer equipment and with which he was affiliated for 36 years.  Through his career, Mr. Adams developed expertise in management, risk assessment, and  agricultural and commercial building construction. Also during his career, Mr. Adams remained active in the United States Air Force Reserve, retiring as a Lt. Colonel.

Connie R. Collingsworth serves as General Counsel and Secretary of the Bill & Melinda Gates Foundation in Seattle, Washington, where she manages the Foundation’s legal needs and has provided leadership in the areas of risk management, compliance and corporate governance.  Since 2007, she has also served on the Foundation’s Executive Leadership Team, which is responsible for the development and execution of Foundation-wide strategy and policy and coordination of overall operations.  Prior to joining the Foundation in 2002, Ms. Collingsworth was a partner of Preston Gates & Ellis, now K&L Gates, a leading Northwest law firm based in Seattle, where she served as lead attorney for a broad range of commercial transactions, mergers and acquisitions, and private equity financings. Ms. Collingsworth also serves on the Board of Directors of Premera Blue Cross, one of the largest health plan providers in the Pacific Northwest.

Gary Sirmon is Chairman of the Board and a director of Banner and Banner Bank.  He joined Banner Bank in 1980 as an Executive Vice President and served as its Chief Executive Officer from 1982 until February 2002.  Mr. Sirmon’s extensive career in banking has given him expertise in management, strategic planning, risk management, and mergers and acquisitions.

Brent A. Orrico is President of FAO Corporation, an asset management company, and is a principal of B & O Financial Management Company, with which he has been affiliated for 18 years.  Mr. Orrico has 33 years of experience in banking and finance-related business activities, including having served as an executive officer at a major financial institution and being a founding member of two community banks.  Mr. Orrico also serves as a director of Islanders Bank.

Jesse G. Foster is Vice Chairman of the Board and a director of Banner and Banner Bank.  Mr. Foster retired as an officer of Banner in 2003 and served as a consultant to Banner Bank until the end of 2010.  He was formerly the Chief Executive Officer, President and a director of Inland Empire Bank, which he joined in 1962.  Mr. Foster’s banking career has given him expertise in all areas of banking.

Mark J. Grescovich is President, Chief Executive Officer and a director of Banner and Banner Bank.  Mr. Grescovich joined Banner and Banner Bank as President in April 2010 and became Chief Executive Officer in August 2010.  Prior to joining Banner and Banner Bank, Mr. Grescovich was the Executive Vice President and Chief Corporate Banking Officer for Akron, Ohio-based FirstMerit Corporation and FirstMerit Bank N.A., a commercial bank with $14.5 billion in assets and over 200 branch offices.  He assumed the role and responsibility for FirstMerit’s commercial and regional line of business in 2007, having served since 1994 in various commercial and corporate banking positions, including that of Chief Credit Officer.  Prior to joining FirstMerit, Mr. Grescovich was a Managing Partner in corporate finance with Sequoia Financial Group, Inc. of Akron, Ohio and a commercial and corporate lending officer and credit analyst with Society National Bank of Cleveland, Ohio.  He has a Bachelor of Business Administration degree in finance from Miami University and a Master of Business Administration degree, also in finance, from The University of Akron.  Mr. Grescovich’s career has provided him with a wealth of expertise in banking.

D. Michael Jones retired in 2010 as President and Chief Executive Officer of Banner and Banner Bank.  He joined Banner Bank in 2002 following an extensive career in banking, finance and accounting.  Mr. Jones is a Certified Public Accountant (inactive) and served as President and Chief Executive Officer from 1996 to 2001 for Source Capital Corporation, a lending company in Spokane, Washington.  From 1987 to 1995, Mr. Jones served as President of West One Bancorp, a large regional banking franchise based in Boise, Idaho.  Mr. Jones’ banking career has given him expertise in all areas of banking.

David A. Klaue served as Chairman of the Board of Directors of F&M Bank until its acquisition by Banner Bank in May 2007.  He is Chairman of the Board of Empire Lumber Co., a diversified wood products manufacturer with operations in Washington, Idaho and Montana; Felts Field Aviation, an air transportation company; Park Ranch Land & Cattle Co., a cow/calf feeder and hay producer; and Empire Investments, a real estate investment company, companies with which he has been affiliated for over 33 years.  He is a managing member in various other real estate investment, equipment and sales companies.  Mr. Klaue’s career has afforded him expertise in banking, business, agricultural and real estate management.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Board of Directors

The Board of Directors conducts its business through Board meetings and through its committees.  During the year ended December 31, 2014, the Board of Directors held 11 meetings.  No director attended fewer than 75% of the total meetings of the Board and committees on which such person served during this period.

Committees and Committee Charters

The Board of Directors has standing Executive, Audit, Compensation, Risk and Corporate Governance/Nominating Committees.  The Board has adopted written charters for the Audit, Compensation, Risk and Corporate Governance/ Nominating Committees and although copies of these charters are not available on our website,  the charters, excepting the Risk Committee charter, must be attached to the annual meeting proxy statement at least once every three years or when the charter has been materially amended.  The Corporate Governance/Nominating Committee charter is attached to this Proxy Statement as Appendix A.  The Compensation Committee and Audit Committee charters were attached to last year’s annual meeting Proxy Statement.

Executive Committee

The Executive Committee, consisting of Directors Orrico (Chairman), Budke, Foster, Grescovich, Klaue and Sirmon, acts for the Board of Directors when formal Board action is required between regular meetings.  The Committee has the authority to exercise all powers of the full Board of Directors, except that it does not have the power to, among other things, declare dividends, authorize the issuance of stock, amend the Bylaws or approve any agreement of merger or consolidation other than mergers with Banner subsidiaries.  The Executive Committee met four times during the year ended December 31, 2014.

Audit Committee

The Audit Committee, consisting of Directors Budke (Chairman), Adams, Klaue and Layman, oversees management’s fulfillment of its financial reporting responsibilities and maintenance of an appropriate internal control system.  It also has the sole authority to appoint or replace our independent auditor and oversees the activities of our internal audit functions.  The Audit Committee believes it has fulfilled its responsibilities under its charter.  The Committee met 12 times during the year ended December 31, 2014.

Each member of the Audit Committee is “independent,” in accordance with the requirements for companies quoted on NASDAQ.  In addition, the Board of Directors has determined that Mr. Budke meets the definition of “audit committee financial expert,” as defined by the SEC.

Compensation Committee

The Compensation Committee, which consists of Directors Smith (Chairman), Collingsworth, Klaue and Kravas, sets salary policies and levels for senior management and oversees all of our salary and incentive compensation programs.  The Committee believes it has fulfilled its responsibilities under its charter.  The Compensation Committee met six times during the year ended December 31, 2014.

Each member of the Compensation Committee is “independent,” in accordance with the requirements for companies quoted on NASDAQ.  The Committee meets, outside of the presence of Mr. Grescovich, to discuss his compensation and make its recommendation to the full Board, which then votes on his compensation.  Mr. Grescovich makes recommendations to the Compensation Committee regarding the compensation of all other executive officers.  The Committee considers the recommendations of Mr. Grescovich and makes its recommendation to the full Board, which then votes on executive compensation.

Risk Committee

The Risk Committee, consisting of Directors Orrico (Chairman), Budke, Collingsworth, Grescovich, Sirmon and Smith, was established in September 2010 to provide effective oversight of our enterprise-wide risk structure and the processes established to identify, measure, monitor and manage our credit risk, market and liquidity risk, interest rate risk and operating risk, including technology, legal and compliance risk.  The Committee also reviews management’s strategies and policies for managing these risks and serves as the primary point of contact between the Board and senior management in assessing enterprise-wide risk management activities and effectiveness.  The Risk Committee met three times during the year ended December 31, 2014.

Corporate Governance/Nominating Committee

The Corporate Governance/Nominating Committee, consisting of Directors Collingsworth (Chair), Foster, Kravas and Orrico, assures that we maintain the highest standards and best practices in all critical areas relating to the management of the business of Banner.  The Committee also selects nominees for the election of directors and develops a list of nominees for board vacancies.  The Corporate Governance/Nominating Committee believes it has fulfilled its responsibilities under its charter.  Each member of the Committee is “independent,” in accordance with the requirements for companies quoted on NASDAQ.  The Committee met five times during the year ended December 31, 2014.

Only those nominations made by the Committee or properly presented by shareholders will be voted upon at the annual meeting.  In its deliberations for selecting candidates for nominees as director, the Committee considers the candidate’s level of success and respect in the candidate’s field, as well as the candidate’s independence, communication skills, education, character and community involvement.  The Committee also considers the candidate’s knowledge of the banking business and whether the candidate would provide for adequate representation of our market area.  Any nominee for director made by the Committee must be highly qualified with regard to some or all these attributes.  The Committee does not specifically consider diversity in identifying nominees for director; however, the Committee believes that the judicious application of the criteria described above provide Banner with a well-rounded and effective Board with a diverse range of experience and perspectives.

In searching for qualified director candidates to fill vacancies in the Board, the Committee solicits its current Board of Directors for names of potentially qualified candidates.  Additionally, the Committee may request that members of the Board of Directors pursue their own business contacts for the names of potentially qualified candidates.  The Committee would then consider the potential pool of director candidates, select the candidate the Committee believes best meets the then-current needs of the Board, and conduct a thorough investigation of the proposed candidate’s background to ensure there is no past history that would cause the candidate not to be qualified to serve as a Banner director.  The Committee will consider director candidates recommended by our shareholders.  If a shareholder submits a proposed nominee, the Committee would consider the proposed nominee, along with any other proposed nominees recommended by members of the Board of Directors, in the same manner in which the Committee would evaluate its nominees for director.  For a description of the proper procedure for shareholder nominations, see “Shareholder Proposals” in this Proxy Statement.

Leadership Structure

The positions of Chairman of the Board and of President and Chief Executive Officer are held by two persons.  This has been the case since 1995, when Banner was formed to become the holding company for Banner Bank.  The Board believes this structure is appropriate for Banner because it provides the Board with capable leadership and independence from management.  It also allows the President and Chief Executive Officer to focus on the day-to-day business of managing Banner, while the Chairman leads the Board.

Board Involvement in the Risk Management Process

The Board of Directors recognizes that effective risk management requires a high level of cooperation between the Board and senior management.  Nonetheless, the Board has established and maintains its independence in overseeing the conduct of Banner, including the risk management process.  The Board’s leadership structure takes into account its risk administration function by the conduct of its business through Board meetings and through its committees, in particular the Corporate Governance/Nominating, Audit and Risk Committees, as well as by the separation of the positions of Chairman of the Board and of President and Chief Executive Officer as described above.

Directors keep themselves informed of the activities and condition of Banner and of the risk environment in which it operates by regularly attending Board and assigned Committee meetings, and by review of meeting materials, auditor’s findings and recommendations, and supervisory communications.  Directors stay abreast of general industry trends and any statutory and regulatory developments pertinent to Banner and the Banks by periodic briefings by senior management, counsel, auditors or other consultants, and by more formal director education.  The Corporate Governance/ Nominating Committee monitors and evaluates director training and information resources.

The Board oversees the conduct of Banner’s business and administers the risk management function by:

•	selecting, evaluating, and retaining competent senior management;

•	establishing, with senior management, Banner’s long- and short-term business objectives, and adopting operating policies to achieve these objectives in a legal and sound manner;

•	monitoring operations to ensure that they are controlled adequately and are in compliance with laws and policies;

•	overseeing Banner’s business performance; and

•	ensuring that the Banks help to meet our communities’ credit needs.

These responsibilities are governed by a complex framework of federal and state law and regulation as well as regulatory guidelines applicable to the operation of Banner and the Banks.

The Board ensures that all significant risk taking activities are covered by written policies that are communicated to appropriate employees.  Specific policies cover material credit, market, liquidity, operational, legal and reputation risks.  The policies are formulated to further Banner’s business plan in a manner consistent with safe and sound practices.  The Board ensures that all such policies are monitored by senior management to make certain that they conform with changes in laws and regulations, economic conditions, and Banner’s and the Banks’ circumstances.  The policies are implemented by senior management who develop and maintain procedures, including a system of internal controls, designed to foster sound practices, to comply with laws and regulations, and to protect Banner against external crimes and internal fraud and abuse.

The Board’s policies also establish mechanisms for providing the Board with the information needed to monitor Banner’s operations.  This includes senior management reports to the Board.  These reports present information in a form meaningful to members of the Board, who recognize that the level of detail and frequency of individual senior management reports will vary with the nature of the risk under consideration and Banner’s and the Banks’ unique circumstances.

The Board further enhanced its involvement in the risk management process in September 2010 by the establishment of a Risk Committee.  The Risk Committee reviews management’s strategies and policies for managing enterprise-wide risks and the processes established to identify, measure, monitor and manage those risks.  The Risk Committee also serves as the primary point of contact between the Board and senior management in assessing enterprise-wide risk management activities and effectiveness.

The Board has also established a mechanism for independent third party review and testing of compliance with policies and procedures, applicable laws and regulations, and the accuracy of information provided by senior management.  This is accomplished, for example, by the Director of Internal Audit reporting directly to the Audit Committee.  In addition, an annual external audit is performed. The Audit Committee reviews the auditors’ findings with senior management and monitors senior management’s efforts to resolve any identified issues and recommendations.  The Audit Committee provides regular reports of its activities to the Board.

The Board also reviews reports of inspection and examination or other supervisory activity, and any other material correspondence received from Banner’s regulators.  Findings and recommendations, if any, are carefully reviewed, and progress in addressing such matters is routinely monitored.

Corporate Governance

We are committed to establishing and maintaining high standards of corporate governance.  The Corporate Governance/Nominating Committee is responsible for initiatives to comply with the provisions contained in the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC adopted thereunder, and NASDAQ rules governing corporate governance.  The Committee will continue to evaluate and improve our corporate governance principles and policies as necessary and as required.

Code of Ethics.  On June 19, 2003, the Board of Directors adopted the Officer and Director Code of Ethics.  The Code is applicable to each of our directors and officers, including the principal executive officer and senior financial officers, and requires individuals to maintain the highest standards of professional conduct.  A copy of the Code of Ethics was filed as an exhibit to Banner’s Annual Report on Form 10-K for the year ended December 31, 2004.

Communications with Shareholders.  The Board of Directors maintains a process for shareholders to communicate with the Board.  Shareholders wishing to communicate with the Board of Directors should send any communication to the Secretary, Banner Corporation, 10 S. First Avenue, Walla Walla, Washington 99362.  Any communication must state the number of shares beneficially owned by the shareholder making the communication.  The Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Secretary has the authority to discard the communication or take appropriate legal action.

Annual Meeting Attendance by Directors.  We do not have a policy regarding Board member attendance at annual meetings of shareholders.  All directors attended last year’s annual meeting of shareholders.

Related Party Transactions.  We have a number of written policies governing transactions with related parties.  These policies are intended to ensure that all transactions entered into with related parties are in the best interests of Banner and its shareholders.  As a general rule, transactions with directors and officers, and their related interests are prohibited.  An exception applies to normal banking relationships.

Our Code of Ethics provides that where an officer or director finds that any financial or business relationship with customers, consultants, or vendors may impair, or appear to impair, the independence of business judgment on behalf of Banner, that person must (1) disclose fully to a supervisor, the Chief Executive Officer or to the Board of Directors the existence and nature of the conflict and (2) remove and insulate himself/herself from all decision-making and action related to that financial or business activity of Banner.  Each year, our directors and officers complete a conflict of interest questionnaire to ensure that no conflicts, or potential conflicts, of interest are overlooked.

The Banks have followed a policy of granting loans to our employees, officers and directors, which fully complies with all applicable federal and state regulations.  All outstanding loans to our directors and executive officers: (1) were made in the ordinary course of business; (2) were made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Banks; and (3) did not involve more than the normal risk of collectibility or present other unfavorable features when made.  Loans made to executive officers and directors are granted pursuant to the normal underwriting procedures of the Banks.  Loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to that person and his or her related interests, are in excess of the greater of $25,000 or 5% of the institution’s capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the Board of Directors.  All lines of credit to insiders that, combined with other loans, do not exceed $500,000 for directors and their related interests or $100,000 for executive officers and that do not fall within the exceptions to Regulation O of the Board of Governors of the Federal Reserve System (“Federal Reserve”) must be approved by the Board of Directors at least annually.  All loan approval and review procedures are governed by written policies.

In addition, each director and executive officer completes a form annually to identify all related interests.  Deposit and loan accounts of directors, executive officers and related interests are then coded in our systems so that developments can be tracked.  Our Regulation O officer, a compliance specialist, monitors developments monthly and completes a quarterly report of Regulation O compliance which is submitted to the Board of Directors.

Director Independence.  Our common stock is listed on The NASDAQ Global Select Market.  In accordance with NASDAQ rules, at least a majority of our directors must be independent directors.  The Board has determined that 11 of our 12 directors are “independent,” as defined by NASDAQ.  Robert D. Adams, Gordon E. Budke, Connie R. Collingsworth, Jesse G. Foster, D. Michael Jones, David A. Klaue, Constance H. Kravas, John R. Layman, Brent A. Orrico, Gary Sirmon and Michael M. Smith are independent.

DIRECTORS’ COMPENSATION

Director Compensation Table

The following table shows the compensation paid to our directors for 2014, with the exception of Mark J. Grescovich, a director and our President and Chief Executive Officer, and whose compensation is included in the section entitled “Executive Compensation.”

Name	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)		Total ($)

Robert D. Adams	40,500		29,651	--	138		70,289
Gordon E. Budke	61,000		39,535	--	698	(4)	101,233
Connie R. Collingsworth	41,875		33,372	--	155		75,402
Jesse G. Foster	38,500	(5)	29,651	(6)	75,383	(7)	143,534
David A. Klaue	43,000		29,651	--	276	(8)	72,927
Constance H. Kravas	40,000		29,651	--	138		69,789
D. Michael Jones	37,000	(4)	29,651	5,225 (9)	135,121	(10)	206,997
John R. Layman	40,500		29,651	--	243	(8)	70,394
Brent A. Orrico	66,050	(11)	29,651	--	138		95,839
Gary Sirmon	56,500	(4)	47,442	(12)	136,856	(13)	240,798
Michael M. Smith	42,750		34,574	--	161		77,485

(Footnotes appear on following page)

______________
(1)	The following directors deferred all or a portion of their fees into Banner common stock, pursuant to the deferred fee agreements described below: Adams, Klaue, Kravas, Layman and Smith.
(2)
Represents the aggregate grant date fair value of awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation – Stock Compensation” (“FASB ASC Topic 718”). For a discussion of valuation assumptions, see Note 16 of the Notes to Consolidated Financial Statements in Banner’s Annual Report on Form 10-K for the year ended December 31, 2014. Consists of awards of shares of restricted stock on July 15, 2014, which vest on April 21, 2015. The directors had the following number of stock awards outstanding on December 31, 2014: Directors Adams, Foster, Klaue, Kravas, Jones, Layman and Orrico, 765 shares each; Director Budke, 1,020 shares; Director Collingsworth, 861 shares; Director Sirmon, 1,224 shares; and Director Smith, 892 shares.

(3)	Unless noted otherwise, consists of dividends on restricted stock.
(4)
Consists of business and occupation tax reimbursement and dividends on restricted stock. Effective July 1, 2010, Washington State subjects directors’ fees to a 1.8% business and occupation tax, which may be reduced by a small business tax credit allowance. Banner has agreed to reimburse or pay the tax on each director’s behalf.

(5)	Includes $500 for attending meetings of the Board of Directors of Community Financial Corporation, a subsidiary of Banner Bank.
(6)	The present value of Mr. Foster’s supplemental retirement benefits decreased by $66,954 in 2014.
(7)	Mr. Foster received $72,000 pursuant to his supplemental retirement agreement (as described below); also includes life insurance premiums paid and dividends on restricted stock.
(8)	Consists of the value of a life insurance premium under a split-dollar arrangement and dividends on restricted stock.
(9)	Consists of above-market earnings on deferred compensation. The present value of Mr. Jones’ supplemental retirement benefits decreased by $72,906 in 2014.
(10)	Mr. Jones received $134,050 pursuant to his supplemental retirement agreement (as described below); also includes life insurance premiums paid and dividends on restricted stock.
(11)	Includes $24,800 in fees for attending meetings of the Board of Directors of Islanders Bank.
(12)	The present value of Mr. Sirmon’s supplemental retirement benefits and salary continuation plan decreased by $70,258 in 2014.
(13)
Mr. Sirmon received $77,062 pursuant to his salary continuation agreement and $57,604 pursuant to his supplemental retirement agreement (each as described below); also includes life insurance premiums paid, business and occupation tax reimbursement and dividends on restricted stock.

Through June 30, 2014, non-employee directors of Banner received an annual retainer of $33,000, paid monthly, and a fee of $1,000 per committee meeting attended.  The Chairman of the Board and the Chairman of the Audit Committee each received an additional $20,000 annual retainer, paid monthly, and the Chairmen of the Compensation Committee, Risk Committee and Corporate Governance/Nominating Committee received an additional $250 per committee meeting attended.  During the year ended December 31, 2014, non-employee directors who serve on the Board of Community Financial Corporation, a subsidiary of Banner Bank, received $500 for each meeting attended. Non-employee directors who serve on the Board of Islanders Bank received an annual retainer of $21,000 and $300 per committee meeting attended.  Officers of Banner or its subsidiaries who are also directors do not receive any fee or remuneration for services as members of the Board of Directors or any Board committees.

In September 2013, the Compensation Committee engaged Pearl Meyer & Partners, LLC (“PM&P”), an independent consulting firm, to review director compensation.  PM&P presented its report to the Committee in December 2013.  The report showed that total compensation for individual Board members was well below the 50th percentile of peer institutions.  In response to the report, the Compensation Committee recommended and the Board approved an adjustment in the mix of compensation for Board service to reduce the cash element and implement an equity-based retainer in the form of one-year time-based vesting restricted stock or restricted stock units.  The restricted stock awards will coincide with the election cycle and will represent approximately 50% of total Board compensation.  The revisions increase Board member compensation to $60,000, which is near the 50th percentile of peers and is consistent with Banner’s executive compensation market position.

Beginning July 1, 2014, non-employee directors of Banner received an annual cash retainer paid monthly of $30,000, a restricted stock award of $30,000 and a fee of $500 per committee meeting attended.  The Chairman of the Board and various committee chairs received additional retainers as follows: the Chairman of the Board, cash retainer of $18,000 and $18,000 in restricted stock; the Chairman of the Audit Committee, cash retainer of $10,000 and $10,000 in restricted stock, the Chairman of the Compensation Committee, cash retainer of $5,000 and $5,000 in restricted stock; and the Chairman of the Corporate Governance/Nominating Committee, cash retainer of $3,750 and $3,750 in restricted stock. The Chairman of the Risk Committee continued to receive an additional $250 per committee meeting attended.

In order to encourage the retention of qualified directors, we have entered into deferred fee agreements whereby directors may defer all or a portion of their regular fees until retirement.  Each director may direct the investment of the deferred fees toward the purchase of life insurance, Banner common stock, mutual fund-style investments or a stable value account.  We have established grantor trusts to hold the common stock and mutual fund-style investments.  The assets of the trusts are considered part of our general assets and the directors have the status of unsecured creditors of Banner with respect to the trust assets.  The deferred fee agreements provide pre-retirement death and disability benefits in an amount equal to the value of the director’s account balance upon the occurrence of either event.  At retirement, a director, as previously elected, may receive the balance of his or her account in a lump sum or in annual installments over a period not exceeding ten years.  In connection with its acquisitions, Banner also assumed liability for certain deferred compensation plans for the acquired institutions’ directors.  At December 31, 2014, our estimated deferred compensation liability accrual with respect to non-employee directors under these agreements was $4.2 million.

Banner Bank entered into agreements to provide supplemental retirement benefits to Messrs. Foster, Jones and Sirmon while each was employed by Banner as an executive officer.  Banner Bank has purchased life insurance to recover the benefits payable under these agreements upon each individual’s death.  The agreements provide that, following retirement at or after attaining age 62 (age 65 for Mr. Jones) and for a minimum of a 180-month period thereafter, Banner Bank will pay each individual (or his beneficiary) an annual benefit based on his level of pre-retirement compensation and other retirement benefits.  Mr. Foster’s monthly benefit is $6,000 and was first paid on January 1, 2004.  Mr. Jones’ monthly benefit is $11,171 and was first paid on March 1, 2011.  Mr. Sirmon’s monthly benefit is approximately $4,800 and was first paid on August 1, 2005.

Banner Bank entered into a salary continuation agreement in October 1993 with Mr. Sirmon, a director and former President and Chief Executive Officer of Banner and Banner Bank, to ensure his continued service through retirement.  Banner Bank has purchased life insurance to recover the benefits payable under the agreement upon Mr. Sirmon’s death.  Mr. Sirmon retired on July 16, 2005 and will receive monthly payments over a minimum of a 180-month period following retirement.  Mr. Sirmon’s monthly benefit is approximately $6,422 and was first paid on August 1, 2005.

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses our executive compensation philosophy and programs, and is intended to give context to the tables that follow in the section entitled, “Executive Compensation.”  In particular, we address the 2014 compensation of the following individuals, who are known as our named executive officers:

•	Mark J. Grescovich, President and Chief Executive Officer;
•	Lloyd W. Baker, Executive Vice President and Chief Financial Officer;
•	Richard B. Barton, Executive Vice President and Chief Lending Officer;
•	Cynthia D. Purcell, Executive Vice President of Retail Banking and Administration; and
•	Douglas M. Bennett, Executive Vice President of Real Estate Lending Operations.

Executive Summary

2014 Corporate Highlights.  For the year ended December 31, 2014, Banner reported a net profit available to common shareholders of $54.2 million, or $2.79 per diluted share.  Management achieved substantial success on Banner’s goals to develop and continue strong earnings momentum as well as to maintain a moderate risk profile.  Highlights of this success for the year included outstanding client acquisition and account growth, significantly increased non-interest-bearing deposit balances and strong loan growth, as well as further improvement in our asset quality, resulting in meaningfully increased revenues from core operations.  The increased revenues reflect a solid net interest margin and growth in non-interest revenues.

In addition, Banner was an active acquirer in 2014, completing the purchase of six branches in Oregon from Umpqua Bank, successor to Sterling Savings Bank, and announcing the proposed acquisitions of Siuslaw Financial Group, Inc., the holding company of Siuslaw Bank, also in Oregon, and Starbuck Bancshares, Inc., the bank holding company of AmericanWest Bank, headquartered in Spokane, Washington.  The Siuslaw acquisition closed on March 6, 2015 and the AmericanWest acquisition is expected to close late in the second quarter or early in the third quarter of 2015.

Highlights of 2014 performance include:

•	1.17% return on average assets;

•	$414 million, or 12%, growth in loans;

•	$184 million, or 16%, growth in non-interest-bearing deposits;;

•	$383 million, or 14%, growth in core deposits, with core deposits representing 80% of total deposits, an increase from 76% at the end of the prior year;

•	revenues from core operations increased 8% to $223.6 million;

•	net interest margin was 4.07%;

•	deposit fees increased by 15%;

•	a 30% reduction in non-performing assets to 0.43% of total assets at December 31, 2014; and

•	increases of $0.18 per share in dividends to common shareholders and $2.20 per share in tangible book value, resulting in $29.70 in tangible book value per share at December 31, 2014.

2014 Executive Compensation Highlights.  Our executive compensation program, which is explained in detail in the section entitled, “Compensation Program,” is designed to reward financial results and encourage executive behavior that supports the achievement of our short- and long-term business strategies.  2014 marks the second year of a fundamental shift in our total compensation structure to be more heavily weighted toward performance-based pay, with performance goals focused on growing sustainable Company value while prudently managing risk.  We believe the program’s increased focus on performance-based pay has effectively aligned the interests of our shareholders and senior executives.  Our favorable shareholder vote on executive compensation, discussed below, further confirmed this belief.  For these reasons, except for very modest salary increases (no increase for Mr. Grescovich and two percent or less for the other named executive officers), our executive compensation program was left largely unchanged for 2014.

Peformance-based pay made up more than 40% of our Chief Executive Officer’s target total direct compensation opportunity in 2014, and more than 27% for the other named executive officers.  The following table provides a summary:

Allocation of 2014 Total Direct Compensation for the Named Executive Officers
Pay Component	Chief Executive Officer	Other Named Executive Officers

Base salary	45%	61%
Target annual incentive	23%	15%
Target performance-based equity	18%	12%
Time-based restricted stock	14%	12%
Target total direct compensation	100%	100%

We believe this balance of performance-based and stock-based elements is consistent with the objectives of our compensation program and the achievement of our short- and long-term financial goals.

Results of Shareholder Vote on Executive Compensation.  We are required to periodically permit shareholders to vote to approve executive compensation, commonly known as a say-on-pay proposal.  At last year’s annual meeting of shareholders, the resolution was approved by nearly 94% of the shares present for purposes of voting on executive compensation.  The Board and Compensation Committee considered the affirmative vote of the shareholders on the say-on-pay resolution at last year’s annual meeting as additional confirmation that our existing executive compensation practices were reasonable and aligned with the interests of our shareholders.

Executive Compensation Practices.  We take compensation governance seriously and continually monitor the evolution of best compensation practices.  Some of the more important practices incorporated into our program include the following:

•
Regular review of pay versus performance. The Committee continually reviews the relationship between executive compensation (particularly Chief Executive Officer) and Banner’s performance on both an absolute basis and relative to its compensation benchmarking peer group (described in the section entitled “Compensation Benchmarking”).

•
Rigorous and diversified performance metrics.  The Committee annually reviews performance goals for our annual and long-term incentive awards to assure the use of diversified, rigorous, but attainable goals.

•
No repricing or cash buyouts of underwater stock options or stock appreciation rights.  Exercise prices are not allowed to be reduced, nor are outstanding awards allowed to be replaced with stock options or stock appreciation rights with a lower exercise price, without shareholder approval (except to adjust for stock splits or similar transactions), and Banner does not allow buyouts of underwater stock options or stock appreciation rights under any circumstances.

•
Use of double-triggers.  All change-in-control severance arrangements and accelerated vesting on all future equity awards now have a double-, rather than a single-trigger for benefit eligibility.  This means that a change-in-control will not automatically entitle an executive to severance benefits or acceleration of vesting in outstanding equity awards; the executive must also lose his or her job, suffer a significant adverse change to employment terms and conditions, or be denied the continuation (or replacement) of the outstanding unvested awards by the acquiring company.

•	No tax gross-ups. Parachute excise tax reimbursements and gross-ups will not be provided in the event of a change-in-control.

•
Clawback of compensation. The Short-term and Long-term Incentive Plans both provide that incentive awards are subject to clawback in the event that Banner is required to prepare an accounting restatement due to error, omission or fraud.

•	Review of Committee charter. The Compensation Committee reviews its charter regularly to incorporate best-in-class governance practices.

Compensation Program Objectives and Governance

Objectives and Overview of the Compensation Program.  Our executive compensation policies are designed to establish an appropriate relationship between executive pay and the annual and long-term performance of Banner and Banner Bank, to reflect the attainment of short- and long-term financial performance goals, to enhance our ability to attract and retain qualified executive officers, and to align the interests of management and shareholders.  The principles underlying the executive compensation policies include the following:

•	to attract and retain key executives who are vital to our long-term success and are of the highest caliber;

•	to provide levels of compensation competitive with those offered throughout the financial industry and consistent with our level of performance, complexity and market capitalization;

•	to motivate executives to enhance long-term shareholder value by granting awards tied to the value of our common stock; and

•	to integrate the compensation program with our annual and long-term strategic planning and performance measurement processes.

The Compensation Committees of Banner and Banner Bank consider a variety of subjective and objective factors in determining the compensation package for individual executives including: (1) the performance of Banner and Banner Bank as a whole with emphasis on annual performance factors and long-term objectives; (2) the responsibilities assigned to each executive; and (3) the performance of each executive of assigned responsibilities as measured by the progress of Banner and Banner Bank during the year.

Compensation Governance.  The Compensation Committee of the Banner Board of Directors is responsible for setting the policies and compensation levels for Banner directors, officers and employees, while the Compensation Committee of the Banner Bank Board of Directors is responsible for setting the policies and compensation levels for Banner Bank directors, officers and employees.  Banner Bank is the primary subsidiary of Banner.  Each Committee is responsible for evaluating the performance of its Chief Executive Officer, while the Chief Executive Officer evaluates the performance of other senior officers and makes recommendations to the appropriate Committee regarding compensation levels.  The Chief Executive Officer is not permitted to attend Committee meetings during any voting or deliberations related to his compensation.

Use of Compensation Consultants.  From time to time, Banner’s Compensation Committee engages outside advisors to assist the Committee with its responsibilities.  Since July 2012, the Committee has engaged Pearl Meyer & Partners, LLC (“PM&P”), an independent consulting firm, to serve as the independent consultant to the Committee regarding executive compensation matters.  PM&P is retained by, and reports directly to, the Committee, and provides no other services to Banner.  Based on standards promulgated by the SEC and NASDAQ to assess compensation advisor independence, as well as the analysis conducted by PM&P in its independence review, the Compensation Committee has concluded that PM&P is an independent and conflict-free advisor to the Committee.

Compensation Benchmarking

In the first quarter of 2013, the Compensation Committee engaged PM&P to review and analyze Banner’s compensation and benefit practices for the named executive officers, comparing these practices to those of Banner’s peer group.  The 2013 peer group approved by the Committee was based on the following criteria: (1) headquartered in the Western United States; (2) listed on either the NYSE or Nasdaq exchanges; (3) within 0.5 to 2.0 times Banner’s asset size (0.3 to 3.0 times, if headquartered in the Pacific Northwest); and (4) likely competitor for executive talent.  These criteria resulted in a revised peer group consisting of the following 20 financial institutions, ranging in total assets from $1.3 billion to $13.1 billion and headquartered in Washington, Oregon, Montana, California, Colorado, Arizona and Hawaii:

BofI Holding, Inc.	National Bank Holdings Corporation
Cascade Bancorp	Pacific Continental Corporation
Central Pacific Financial Corp.	PacWest Bancorp
CoBiz Financial Inc.	Sterling Financial Corporation
Columbia Banking System, Inc.	TriCo Bancshares
CVB Financial Corp.	Umpqua Holdings Corporation
First Interstate BancSystem, Inc.	Washington Banking Company
Glacier Bancorp, Inc.	Washington Federal, Inc.
Heritage Financial Corporation	Westamerica Bancorporation
HomeStreet, Inc.	Western Alliance Bancorporation

PM&P presented the results of its benchmarking analysis to the Committee in May 2013.  The analysis provided benchmarks for base salary, annual incentive, target and actual total cash compensation, long-term incentives, target and actual total direct compensation and target and actual total remuneration, including retirement benefits and perquisites.  For each combination of pay, the data was presented at the 10th, 25th, 50th, 75th and 90th percentile measures.  The Committee does not target a specific percentile measure for any particular component of compensation, but rather uses benchmarking information to provide important context for the competitiveness of its compensation arrangements.  The analysis found that target total remuneration for each of the named executive officers fell within 15 percent of the median.  The Committee considered the results of the 2013 analysis in its deliberations regarding executive compensation levels and structure for 2014, described below.

Compensation Program

The Compensation Committees focus primarily on the following four components in forming the total compensation package for our named executive officers:

•	base salary;
•	short-term incentive compensation;
•	long-term incentive compensation; and
•	participation in a supplemental executive retirement program.

Base Salary.  The salary levels of named executive officers are designed to be competitive within the banking and financial services industries.  The Compensation Committees take a number of factors into account when setting the base salaries of the named executive officers.  These factors include peer data provided by compensation consultants, the officer’s level of experience, the responsibilities assigned to the officer, the officer’s performance during the previous year, and Banner’s overall financial health.  In 2014, the named executive officers other than Mr. Grescovich received salary increases of up to two percent, which was in line with general staff salary increases for the year.  Mr. Grescovich’s salary has remained unchanged since March 1, 2012.  The Compensation Committees have not yet determined whether there will be any adjustment to the salaries of the named executive officers in 2015.

Incentive Compensation.  We believe that performance-based pay opportunities and stock ownership by our officers are significant factors in aligning the interests of the officers with those of shareholders.  On April 24, 2012, our shareholders approved the 2012 Restricted Stock Plan, which provides for awards of restricted stock.  On April 23, 2013, our shareholders approved an amendment and restatement of the 2012 Restricted Stock Plan, which is now known as the 2012 Restricted Stock and Incentive Bonus Plan.  The plan was amended to allow the Compensation Committee to make performance-based awards that are fully deductible under Section 162(m) of the Internal Revenue Code.  Awards under the amended plan may be paid in cash or Banner stock.  On April 22, 2014, our shareholders approved the 2014 Omnibus Incentive Plan.  This plan provides for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, other stock-based awards and other cash awards.  The 2014 Omnibus Incentive Plan is intended to provide us flexibility in our ability to motivate, attract, and retain the services of employees and directors upon whose judgment, interest and special effort we depend.  Like the 2012 Restricted Stock and Incentive Bonus Plan, the 2014 Omnibus Incentive Plan allows the Compensation Committee to make performance-based awards that are fully deductible under Section 162(m) of the Internal Revenue Code.  Awards will continue to be made under the 2012 Restricted Stock and Incentive Bonus Plan until there are no shares available for grant under the plan or until the plan’s expiration, if earlier.

Awards granted under the plans are determined based upon the officers’ level of responsibility and expected contributions to Banner and Banner Bank as judged by the Compensation Committee and the Board of Directors.  The Compensation Committee considers a number of factors in granting awards.  These factors differ from year to year, but are fundamentally driven by the Committee’s view on what is necessary to most effectively support Banner’s business and leadership strategies.

Short-term Incentive Compensation.  In connection with shareholder approval of the 2012 Restricted Stock and Incentive Bonus Plan, the Compensation Committee adopted criteria and rules for awarding and paying annual incentive payments to the named executive officers.  The criteria and rules are set forth in the Banner Corporation 2014 Annual Incentive Plan (“Annual Incentive Plan”), which was ratified and approved by Banner’s Board of Directors.  The purpose of the Annual Incentive Plan is to reward employees for their contributions to the performance and success of Banner and Banner Bank.  All employees are eligible to participate in the Annual Incentive Plan, subject to certain eligibility requirements, with the participants identified each year by the Compensation Committee after being proposed by our Chief Executive Officer.  The Annual Incentive Plan’s plan year corresponds to our fiscal year of January 1 to December 31.  Each participant is assigned a target award opportunity, which is expressed as a percentage of base salary, and a range of payout opportunities from 0% to 150% of the target incentive.  Awards are determined based on a weighted combination of corporate and individual performance goals, which, with the exception of incentives for the Chief Executive Officer, are established and proposed by the Chief Executive Officer, subject to the approval of the Compensation Committee.  The weighted combination of corporate and individual performance goals for the Chief Executive Officer is determined by the Compensation Committee.

On March 25, 2014, the Compensation Committee selected the participants under the Annual Incentive Plan, which include the President and Chief Executive Officer, all Executive Vice Presidents and select senior vice presidents of Banner and Banner Bank, and established performance goals for all participants.  The annual incentive opportunities for the named executive officers, expressed as a percentage of base salary actually earned during 2014, were as follows:

Executive	Below Threshold	Threshold (50%)	Target (100%)	Stretch/Max (150%)

Mark J. Grescovich	0%	25.0%	50.0%	75.0%
Other named executive officers	0%	12.5%	25.0%	37.5%

For 2014, the Compensation Committee established the following balance between corporate and individual goals:

Executive	Corporate	Individual

Mark J. Grescovich	80%	20%
Other named executive officers	65%	35%

The portion of the Annual Incentive Plan award tied to corporate performance is based on relative and absolute performance requirements for measures established by the Compensation Committee.  If Banner’s financial performance relative to its 2014 peer group of financial institutions is below the established minimum percentile performance level for a given measure, no incentive would be payable for that performance goal, regardless of absolute performance, unless the Compensation Committee exercises discretion to waive the requirement.  For the 2014 fiscal year, the Compensation Committee approved the following corporate performance measures for the named executive officers:

	Minimum Relative	Absolute Performance Goals			Weighting (% of Corporate Goals)
Performance Measure	Performance Threshold (1)	Threshold	Target	Stretch	CEO	Other NEOs

Return on average assets (2)	50th Percentile	1.35%	1.50%	1.80%	40%	60%
Efficiency ratio (3)	45th Percentile	70.0%	67.0%	65.0%	20%	40%
Ratio of non-performing assets to total assets (4)	50th Percentile	0.8%	0.6%	0.4%	20%	N/A
Total operating revenue (5)	50th Percentile	$204 million	$215 million	$226 million	20%	N/A

Payout as a percentage of target		50%	100%	150%
________________
(1)
In the first quarter of each year, the Compensation Committee reviews and approves the peer banks to be used for determining whether the relative performance goals have been met. Peer banks for 2014 were determined to include all banks and thrifts headquartered in Washington, Oregon and Idaho with total assets greater than $1 billion and less than three times the total assets of Banner as of December 31, 2014, as well as all commercial banks in ten additional Western states with total assets of half to two times those of Banner as of December 31, 2014.

(2)	Based on net income before income taxes and before provision for loan and lease losses, adjusted to remove trading account income.
(3)
Noninterest expense before foreclosed property expense, amortization of intangibles and goodwill impairments as a percent of net interest income and noninterest revenues, excluding only gains from securities transactions, nonrecurring items and trading account income.

(4)	Nonaccrual loans, loans past due 90 days or more and still accruing and other real estate owned as a percent of total assets, as of December 31, 2014.
(5)
Net interest income plus non-interest income, adjusted to remove trading account income, measured over the period from January 1, 2014 to December 31, 2014. The relative measure used for percentile ranking purposes is the annualized rate of growth in total operating revenue for the 12 month period from January 1, 2014 to December 31, 2014 as compared to the same measure for the 12 month period from January 1, 2013 to December 31, 2013.

Individual performance goals are established at the beginning of each plan year.  An executive’s individual goals may relate to projects and initiatives specific to the executive’s business or function that are not covered in the corporate performance measurements, such as integration activities, new software or program implementation, and efficiency initiatives.  The Compensation Committee establishes and approves corporate performance goals for all of the named executive officers and individual goals for the Chief Executive Officer, and the Chief Executive Officer establishes and approves individual goals for the other participants.  With the exception of incentive awards intended to be qualified performance-based awards (as defined in the 2012 Restricted Stock and Incentive Bonus Plan), the Compensation Committee has the discretion to adjust awards as needed to reflect the business environment and market conditions that may affect Banner’s performance and incentive plan funding, or to waive, change or amend any of the Plan provisions as it deems appropriate.  Incentive awards are subject to clawback if Banner is required to prepare an accounting restatement due to error, omission or fraud.

2014 Annual Incentive Plan Results.  As described above, if Banner’s financial performance relative to its 2014 peer group of financial institutions is below the established minimum percentile performance level for a given corporate performance measure, no incentive would be payable for that performance goal, regardless of absolute performance, unless otherwise waived by the Compensation Committee.  Based on performance relative to peers during 2014, two of the four minimum requirements were met.  Efficiency ratio (applicable to all named executive officers) and growth in operating revenue (applicable only to Mr. Grescovich) failed to meet the minimum performance required to earn an incentive payout for those goals.  The results relative to peers were as follows:

Relative Performance Measure	Actual Percentile Ranking	Required Percentile	Minimum Achieved?

Return on average assets	76%	50%	Yes
Efficiency ratio	27%	45%	No
Ratio of non-performing assets to total assets	84%	50%	Yes
Percentage growth in operating revenue	40%	50%	No

The following table summarizes Banner’s performance and resulting payouts associated with the corporate goals for 2014:

Absolute Performance Measure	Performance Achieved	Payout Earned as a % of Target

Return on average assets	1.708%	134.7%
Efficiency ratio	66.343%	0.0% (1)
Ratio of non-performing assets to total assets	0.427%	143.3%
Total operating revenue	$223.6 million	0.0% (1)

______________
(1)	Although absolute performance exceeded threshold performance, no incentive was earned for performance related to this measure because the minimum performance relative to peers was not achieved.

The Compensation Committee determined that Mr. Grescovich’s overall individual performance in 2014 exceeded all expectations, and that his leadership was critical in successfully negotiating the purchase of six branches from Umpqua Bank and Banner’s acquisition of  Siuslaw Financial Group, Inc., the holding company of Siuslaw Bank, and Starbuck Bancshares, Inc., the holding company of AmericanWest Bank.  The Committee awarded Mr. Grescovich with a payout of $107,250 for 2014 individual goal performance, his maximum potential payout.  The performance evaluation for each other named executive officers resulted in payouts associated with their individual 2014 performance equal to 125% of target.

While performance against goals varied by performance measure, each of the named executive officers earned annual incentive payouts slightly below overall target opportunity for performance during 2014, as summarized below:

Executive	Target Opportunity as % of Salary	% of Target Incentive Achieved	Incentive Earned as % of Salary

Mark J. Grescovich	50%	97.1%	48.6%
Other named executive officers	25%	96.3%	24.1%

           Discretionary Bonuses.  Upon the recommendation of Mr. Grescovich, the Compensation Committee approved a discretionary bonus pool for distribution to certain Banner executives, including each of the named executive officers other than Mr. Grescovich.  The primary purpose of the bonus pool was to recognize the valuable contribution of certain individuals, above and beyond their normal responsibilities, to the successful 2014 due diligence, negotiation and early stages of integration related to the branch purchase and the acquisitions of Siuslaw Financial Group and Starbuck Bankshares, Inc.  Discretionary bonuses paid to named executive officers for 2014 performance were as follows: Mr. Baker, $30,000; Mr. Barton, $25,000; Ms. Purcell, $25,000; Mr. Bennett, $15,000.

Long-term Incentive Compensation.  The Compensation Committee considers equity awards a form of long-term compensation as they are made subject to a multi-year vesting schedule.  In connection with the 2012 Restricted Stock and Incentive Bonus Plan, the Compensation Committee established the Banner Corporation 2014 Long-term Incentive Plan, pursuant to which the Compensation Committee may grant various stock and cash-based awards from time to time.  Awards may be subject to time and/or performance-based conditions.

On March 25, 2014, the Committee determined to grant both time-based and performance-based awards effective March 28, 2014 to each of the named executive officers.  The time-based awards are detailed below in the Grants of Plan-based Awards table.  These shares vest ratably over a three-year period beginning on March 28, 2015 and ending on the third anniversary of the grant date.

Awards of performance-based restricted stock (“performance shares”) are contingent on attaining pre-established three-year performance goals.  The Compensation Committee reviews and approves goals in consultation with management.  The Committee established threshold, target and stretch performance levels and associated payouts.  At the end of the performance cycle, Banner’s actual performance relative to the peer financial institutions and the resulting payouts will be determined.  For the awards made in 2014, the Committee approved the following corporate performance measures, weightings and relative performance goals:

		Relative Performance Percentile Ranking (1)
Performance Measure	Weighting	Threshold	Target	Stretch

Return on average assets (2)	50%	50th	65th	80th
Total shareholder return (3)	50%	50th	65th	80th

Payout as a percentage of target		50%	100%	150%
_____________
(1)	Peer companies for any given performance cycle will consist of all U.S. commercial banks with total assets between 50% and 200% of Banner’s total assets as of the last day of the performance cycle.
(2)	Based on net income before income taxes and before provision for loan and lease losses from January 1, 2014 through December 31, 2016.
(3)	Total shareholder return from January 1, 2014 through December 31, 2016, assuming that dividends paid during the period are reinvested in company shares on the date paid.

The Compensation Committee approved target long-term incentive awards expressed as a percentage of base salary which were subsequently denominated in shares based on the average of the closing prices of Banner’s stock on the ten days prior to the date of grant.  Awards for 2014 were allocated between restricted stock and performance shares, illustrated below as a percentage of base salary:

Executive	Total Target Stock-based Award	Restricted Stock Award	Target Performance Share Award

Mark J. Grescovich	70%	30%	40%
Other named executive officers	40%	20%	20%

The Grants of Plan-based Awards Table provides additional detail relating to the 2014 equity awards to the named executive officers.

Recipients of time-based restricted stock receive dividends and have the power to vote unvested stock.  Recipients of performance-based restricted stock are entitled to dividends but only as and when the shares to which the dividends are attributable become vested.  Recipients of performance-based restricted stock do not have voting rights with respect to unvested shares.  If Banner is required to prepare an accounting restatement due to error, omission or fraud, executive officers may be required to reimburse Banner for part or the entire incentive award made to the officer on the basis of having met or exceeded specific targets for performance periods.  With the exception of incentive awards intended to be qualified performance-based awards (as defined in the 2012 Restricted Stock and Incentive Bonus Plan), the Compensation Committee has the discretion to adjust awards as needed to reflect the business environment and market conditions that may affect Banner’s performance and incentive plan funding.

Supplemental Executive Retirement Program.  We have adopted a supplemental executive retirement program (“SERP”) for each of the named executive officers except Mr. Grescovich.  The SERP is intended to encourage retention by ensuring that the named executive officers reach a targeted retirement income, recognizing their value to Banner and rewarding them for their long-term service commitments.  At termination of employment at or after retirement age and achievement of a service requirement, the executive’s annual benefit under the SERP, which may be reduced by certain other retirement benefits, would be computed as a percentage of the executive’s final average compensation (as defined in the plan) and the executive’s annual years of service (called the “supplemental benefit”).  The executives are eligible for a reduced benefit upon early retirement if they meet the years of service requirements in their individual agreements; however, no benefit payment will begin before retirement age.  The SERP also provides for payments in the event of an executive’s disability or death, or termination in the event of a change in control, all as discussed in further detail below, under “Potential Payments Upon Termination or Change in Control.”  Executives’ receipt of payments under the SERP are subject to confidentiality and non-competition provisions.  The executive officers have the status of unsecured creditors of Banner Bank with respect to the benefits accrued under the SERP.

Compensation Committee Report

The Compensation Committee of Banner’s Board of Directors has submitted the following report for inclusion in this Proxy Statement:

The Compensation Committee has reviewed and approved the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Committee’s discussion with management, the Compensation Committee recommended that the Board of Directors approve and include the Compensation Discussion and Analysis in this Proxy Statement.

Interagency Guidance on Sound Incentive Compensation Policies.  On June 25, 2010, the Federal Reserve, the Federal Deposit Insurance Corporation, and the other Federal banking regulators issued comprehensive guidance on incentive compensation practices.  The guidance is intended to assist banks in designing and implementing incentive compensation arrangements and related policies and procedures that effectively consider potential risks and outcomes.  The guidance requires that to be consistent with safety and soundness, incentive compensation arrangements, as defined, at a banking organization should:

•	provide employees incentives that appropriately balance risk and reward;

•	be compatible with effective controls and risk-management; and

•	be supported by strong corporate governance, including active and effective oversight by the bank’s board of directors.

Under the guidance, we must regularly review our incentive compensation arrangements for all executives and non-executive employees who, either individually or as part of a group, have the ability to expose Banner and Banner Bank to material amounts of risk (known as “covered employees”).  We must also regularly review the risk management, control and corporate governance processes related to these arrangements.  The goal is to ensure that incentive compensation arrangements do not encourage employees to expose us to “imprudent risks that may pose a threat to the safety and soundness” of Banner Bank.

In January 2014 and in January and February 2015, the Compensation Committee met with the Senior Risk Management Officer to discuss, evaluate and review the incentive compensation plans of Banner and Banner Bank employees covered by the Interagency Guidance.  They met to determine whether incentives appropriately balance risk and reward and are compatible with effective controls and risk-management.  The Compensation Committee and Senior Risk Management Officer concluded that Banner’s and Banner Bank’s covered employee incentive plans:

1.	do not encourage imprudent risk-taking behavior;

2.	appear to appropriately balance risk and reward; and

3.	are compatible with effective controls and risk management practices.

In reaching these conclusions, the Compensation Committee and Senior Risk Management Officer considered Banner’s and Banner Bank’s strategic priorities, the long-term and short-term risks faced by Banner and Banner Bank, and the features of the identified incentive compensation plans for covered employees.

The foregoing report is provided by the following directors, who constitute the Committee:

The Compensation Committee

Michael M. Smith, Chair
Connie R. Collingsworth
David A. Klaue
Constance H. Krava

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such acts.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents information regarding compensation for our named executive officers: (1) Mark J. Grescovich, our President and Chief Executive Officer; (2) Lloyd W. Baker, our Chief Financial Officer; and (3) our three other most highly compensated executive officers, who are Richard B. Barton, Cynthia D. Purcell and Douglas M Bennett.  No executive officer of Islanders Bank or Community Financial Corporation is an executive officer of Banner.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non- equity Incentive Plan Compen- sation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)(2)	All Other Compen- sation ($)(3)	Total ($)

Mark J. Grescovich	2014	715,000	--	569,385	343,272	--	34,915	1,662,572
President and Chief	2013	715,000	--	812,924	360,131	--	26,297	1,914,352
Executive Officer	2012	670,833	290,000	300,000	--	--	7,540	1,268,373

Lloyd W. Baker	2014	258,613	30,000	113,943	62,250	59,383 (4)	21,204	545,393
Executive Vice President,	2013	253,542	--	117,276	70,485	4,485 (4)	17,990	463,778
Chief Financial Officer	2012	250,000	50,000	65,820	--	107,012 (4)	9,238	482,070

Richard B. Barton	2014	262,750	25,000	115,794	63,246	181,679 (5)	35,079	683,548
Executive Vice President,	2013	257,598	--	119,117	71,612	178,409 (5)	29,578	656,314
Chief Lending Officer	2012	254,000	75,000	65,820	--	139,723 (5)	22,580	514,826

Cynthia D. Purcell	2014	292,759	25,000	129,937	70,469	245,346 (4)	11,446	774,957
Executive Vice President,	2013	289,038	--	133,793	80,352	102,820 (4)	11,018	617,021
Retail Banking and Administration	2012	285,000	45,000	--	--	134,798 (4)	4,951	469,749

Douglas M. Bennett	2014	240,897	15,000	106,134	57,986	254,732 (6)	16,392	691,141
Executive Vice President,	2013	236,174	--	109,168	65,656	215,161 (6)	13,666	639,825
Real Estate Lending Operations	2012	230,578	50,000	65,820	--	172,601 (6)	6,461	525,460
_____________
(1)
Represents the aggregate grant date fair value of awards, computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 16 of the Notes to Consolidated Financial Statements in Banner’s Annual Report on Form 10-K for the year ended December 31, 2014. For 2014 and 2013, included time-based and performance-based restricted stock awards as described beginning on page 18 of this Proxy Statement under “Short-term Incentive Compensation.” For Mr. Grescovich, the 2013 entry also includes a restricted stock grant with a grant date fair value of $224,994 awarded pursuant to his 2012 discretionary bonus.

(2)	See “Pension Benefits” below for a detailed discussion of the assumptions used to calculate the Change in Pension Value.
(3)	Please see the table below for more information on the other compensation paid to our executive officers in 2014.
(4)	Represents an increase in the value of the executive’s SERP.
(5)
Consists of the following increases in the value of Mr. Barton’s SERP: $181,478 for 2014, $178,326 for 2013 and $139,405 for 2012; and the following amounts of above-market earnings on deferred compensation: $201for 2014, $83 for 2013 and $318 for 2012.

(6)
Consists of an increase in the value of Mr. Bennett’s SERP of $254,650 for 2014, $215,127 for 2013 and $172,471 for 2012 and above-market earnings on deferred compensation of $82 for 2014, $34 for 2013 and $130 for 2012.

All Other Compensation.  The following table sets forth details of “All other compensation,” as presented above in the Summary Compensation Table.  The amounts reflected constitute contributions by Banner or Banner Bank for 2014.

Name	Employer 401(k) Matching Contribution ($)	Dividends on Unvested Restricted Stock ($)	Life Insurance Premium ($)	Club Dues ($)	Company Car Allowance ($)	Total ($)

Mark J. Grescovich	7,800	17,954	3,793	3,476	1,892	34,915
Lloyd W. Baker	7,701	2,572	6,264	3,476	1,191	21,204
Richard B. Barton	7,800	2,597	8,627	10,055	6,000	35,079
Cynthia D. Purcell	3,737	1,769	4,053	1,305	582	11,446
Douglas M . Bennett	7,190	2,465	5,071	--	1,666	16,392

Employment Agreements and Perquisites.  We have entered into an amended and restated employment agreement with Mr. Grescovich, effective June 1, 2013, and new employment agreements (replacing existing agreements) with each of the other named executive officers, effective July 1, 2014.  The initial three-year term of each agreement may be extended annually for an additional year at the discretion of the Board of Directors or a committee appointed by the Board.  Mr. Grescovich’s agreement was extended on June 1, 2014.  Under the employment agreements, the current base salaries for Mr. Grescovich, Mr. Baker, Mr. Barton, Ms. Purcell and Mr. Bennett are $715,000, $260,100, $264,262, $293,607 and $242,283, respectively.  Each executive’s annual base salary must be reviewed annually and will be adjusted from time to time to reflect amounts approved by the Board or Board Committee.

The executives may participate with other executive officers of Banner Bank in such performance-based and discretionary bonuses, and incentive compensation opportunities, if any, as are authorized by the Board or Board committee.  The executives also may be eligible to participate in equity or incentive award programs sponsored by Banner Bank.  The executives may participate, to the same extent as executive officers of Banner Bank generally, in all Bank plans relating to pension, retirement, thrift, profit-sharing, savings, group or other life insurance, hospitalization, medical and dental coverage, travel and accident insurance, education, cash bonuses, and other retirement or employee benefits or combinations thereof.  In addition, the executives are entitled to participate in any other fringe benefit plans or perquisites which are generally available to Banner Bank’s executive officers, including but not limited to supplemental retirement, deferred compensation programs, supplemental medical or life insurance plans, company cars, club dues and physical examinations.  The executives also will be provided an automobile for their business use (except that Mr. Barton will receive a monthly automobile allowance), monthly club and/or gym membership dues (for Messrs. Grescovich, Baker and Barton and Ms. Purcell), and other employee benefits such as vacation and sick leave.  The agreements also provide that compensation may be paid in the event of disability, death, involuntary termination or a change in control, as described below under “Potential Payments Upon Termination or Change in Control.”

401(k) Profit Sharing Plan.  We provide a 401(k) profit sharing plan.  The Board of Directors has appointed an administrative committee of Banner Bank officers to administer the 401(k) plan, and the named executive officers participate in this plan.  On an annual basis, the Board of Directors establishes the level of employer contributions to the 401(k) plan, which applies to all eligible participants including the named executive officers.  In 2014, we matched participants’ contributions into the 401(k) plan up to two percent of eligible earnings for each payroll period through July 2014 and up to three percent of eligible earnings for each payroll period beginning August 1, 2014.

Phantom Stock Plan.  On June 13, 2006, the Board of Directors adopted the Banner Corporation Long-Term Incentive Plan, in accordance with the recommendations made by Banner’s Compensation Committee.  The plan is an account-based type of benefit, the value of which is directly related to changes in the value of Banner common stock, commonly known as a “phantom stock plan.”  The primary objective of the plan is to encourage retention and reward performance by allowing executives who remain with Banner or Banner Bank for a five-year period of time to share in increases in the value of Banner’s common stock.  Although the plan benefits are tied to the increase in value of Banner stock during the vesting period, the plan benefit is paid in cash rather than Banner stock, hence the term “phantom stock.”  The plan was amended in 2008 to eliminate the 25% cap on the amount of any annual increase in the value of an award, to clarify certain provisions and to allow for the repricing of existing and future awards.  Initial awards under this program were made in July 2006.  Subsequent awards are granted at the discretion of the Compensation Committee as it deems appropriate.  No awards were made under the Long-Term Incentive Plan in 2013 or 2014.

Grants of Plan-Based Awards

 The following table shows information regarding grants of plan-based awards made to our named executive officers for 2014.

		Estimated future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)			All other stock awards: number of shares of	Grant date fair value of stock and
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	stock or units (#)	option awards ($)

Mark J. Grescovich	3/28/14	178,750	357,500	536,250				5,180	209,427
	3/28/14				3,453	6,906	10,360		359,958	(3)

Lloyd W. Baker	3/28/14	32,327	64,653	96,980				1,231	49,769
	3/28/14				615	1,231	1,847		64,174	(3)

Richard B. Barton	3/28/14	32,844	65,688	98,531				1,251	50,578
	3/28/14				625	1,251	1,877		65,216	(3)

Cynthia D. Purcell	3/28/14	36,595	73,190	109,785				1,404	56,764
	3/28/14				702	1,404	2,106		73,173	(3)

Douglas M. Bennett	3/28/14	30,112	60,224	90,336				1,147	46,373
	3/28/14				573	1,147	1,720		59,761	(3)
___________
(1)	Represents the potential range of awards payable under our 2014 Annual Incentive Plan. The performance goals and measurements associated with this Plan that generate the awards set forth above are provided in the “Short-term Incentive Compensation” section beginning on page 18.
(2)	Represents the potential range of restricted stock awards payable under our 2014 Long-term Incentive Plan subject to performance measurements. The performance goals and measurements associated with this Plan that generate the awards set forth above are provided in the “Long-term Incentive Compensation” section beginning on page 20.
(3)	The fair value of the portion of the performance-based stock that is tied to return on average assets is based on the stock price on the date of grant. The fair value of the portion of the performance-based stock that is tied to total shareholder return is based on a statistical “Monte Carlo simulation” modeling technique that simulates potential stock price movements and all potential outcomes of achievement of the goal.

Outstanding Equity Awards

The following information with respect to outstanding stock awards as of December 31, 2014 is presented for the named executive officers.  The named executive officers have no stock options awards outstanding.

Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Mark J. Grescovich	19,363 (2)	836,482	23,452	1,013,126

Lloyd W. Baker	3,269 (3)	141,221	4,181	180,619

Richard B. Barton	3,305 (3)	142,776	4,247	183,470

Cynthia D. Purcell	2,587 (4)	111,758	4,770	206,064

Douglas M. Bennett	3,113 (3)	134,482	3,892	168,134
_____________
(1)	Consists of awards of restricted stock on June 3, 2013 and March 28, 2014 which vest after attainment of performance goals.
(2)
Consists of awards of restricted stock on April 24, 2012, March 1, 2013, June 3, 2013 and March 28, 2014 which vest pro rata over a three-year period from the grant date, with the first one-third vesting one year after the applicable grant date.

(3)
Consists of awards of restricted stock on July 2, 2012, June 3, 2013 and March 28, 2014 which vest pro rata over a three-year period from the grant date, with the first one-third vesting one year after the applicable grant date.

(4)
Consists of awards of restricted stock on June 3, 2013 and March 28, 2014 which vest pro rata over a three-year period from the grant date, with the first one-third vesting one year after the applicable grant date.

Option Exercises and Stock Vested

The following table shows the value realized upon vesting of stock awards for our named executive officers in 2014.  The named executive officers have no option awards outstanding.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Mark J. Grescovich	15,410	614,754
Lloyd W. Baker	1,518	59,781
Richard B. Barton	1,527	60,130
Cynthia D. Purcell	591	22,922
Douglas M. Bennett	1,483	58,423

Pension Benefits

The following information is presented with respect to the nature and value of pension benefits for the named executive officers at December 31, 2014.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)

Mark J. Grescovich	N/A	--	--	--
Lloyd W. Baker	Supplemental Executive Retirement Program	20	1,799,900	--
Richard B. Barton	Supplemental Executive Retirement Program	8	1,081,559	--
Cynthia D. Purcell	Supplemental Executive Retirement Program	30	1,544,111	--
Douglas M. Bennett	Supplemental Executive Retirement Program	8	1,162,337	--
____________
(1)	Amounts shown assume normal retirements age as defined in individual agreements and an assumed life of 82 years, but not less than 15 years following retirement, for the recipient and recipient's spouse, with the projected cash flows discounted at 5% to calculate the restulting present value.

Supplemental Executive Retirement Program.  We have adopted a SERP for each of the named executive officers except for Mr. Grescovich.  Banner Bank has purchased life insurance on each of the executives in an amount sufficient to recover the benefits payable under the SERP, payable upon their deaths.  The SERP provides for payments in the event of retirement, early retirement, disability, involuntary termination following a change in control and death.  These payments are discussed in further detail below, under “Potential Payments Upon Termination or Change in Control.”

Nonqualified Deferred Compensation

The following information is presented with respect to plans that provide for the deferral of compensation on a basis that is not tax-qualified in which the named executive officers participated in 2014.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at FYE ($)(2)

Mark J. Grescovich	--	--	--	--	--
Lloyd W. Baker	--	--	(524)	--	23,010
Richard B. Barton	--	--	848	--	20,513
Cynthia D. Purcell	--	--	1,957	--	16,741
Douglas M. Bennett	--	--	329	--	9,140
____________
(1)	The following amounts, constituting above-market earnings, were reported as compensation in 2014 in the Summary Compensation Table: for Mr. Barton, $201; and for Mr. Bennett, $82.
(2)
Includes prior period executive contributions and employer contributions to the deferred compensation plan and for Mr. Barton and Mr. Bennett, also includes above-market earnings.  Of these amounts, the following amounts were previously reported as other compensation to the officers in the Summary Compensation Table: for Mr. Baker, $4,310; for Mr. Barton, $6,002; for Ms. Purcell, $4,772; and for Mr. Bennett, $164.

In 2004, we adopted deferred compensation plans which allow executive officers of Banner to defer all or part of their cash compensation or non-qualified stock options until retirement.  Each executive officer may direct the investment of the deferred compensation toward the purchase of life insurance, Banner common stock, mutual fund-style investments or a stable value account.  We established grantor trusts to hold the common stock and mutual fund-style investments.  The assets of the trusts are considered part of our general assets and the executive officers have the status of unsecured creditors of Banner with respect to the trust assets.  The deferred compensation agreements provide pre-retirement death and disability benefits in an amount based on the value of the executive officer’s account balance upon the occurrence of either event.  At retirement, an executive officer, as previously elected, may receive the balance of his or her account in a lump sum or in annual installments over a period not exceeding ten years.  At December 31, 2014, our estimated deferred compensation liability accrual with respect to executive officers under these agreements was $331,000.

Section 401(a)(17) of the Internal Revenue Code limits the amount of compensation that is considered for purposes of determining the maximum contribution to Banner Bank’s tax-qualified profit sharing plan by eligible employees.  For 2014, this limit was $260,000 and increased to $265,000 for 2015.  In previous years, we have credited executive officers whose total compensation exceeds this amount with additional deferred compensation to restore amounts that could not be contributed to the profit sharing plan as a result of the Section 401(a)(17) limitation.  However, for 2012, 2013 and 2014, we did not provide any such credits to our executive officers.

Potential Payments Upon Termination or Change in Control

We have entered into agreements with the named executive officers that provide for potential payments upon disability, termination, early retirement, normal retirement and death.  In addition, our equity plans also provide for potential payments upon termination.  The following table shows, as of December 31, 2014, the value of potential payments and benefits following a termination of employment under a variety of scenarios.

	Death ($)		Disability ($)		Involuntary Termination ($)		Involuntary Termination Following Change in Control ($)		Early Retirement ($)		Normal Retirement ($)

Mark J. Grescovich
Employment Agreement	--		604,286	(1)	2,163,572		3,245,358		--		--
Equity Plans	1,849,608	(2)	1,849,608	(2)	--		1,849,608	(2)	--		--

Lloyd W. Baker
Employment Agreement	--		--		670,631		883,746		--		--
SERP	81,486	(4)	162,971	(4)	162,971	(5)	162,971	(5)	162,971	(5)	162,971	(4)
Equity Plans	321,840	(2)	321,840	(2)	--		321,840	(2)	--		--

Richard B. Barton
Employment Agreement	--		--		664,799		909,079		--		--
SERP	51,105	(4)	102,209	(4)	102,209	(3)	102,209	(6)	102,209	(6)	102,209	(4)
Equity Plans	326,246	(2)	326,246	(2)	--		326,246	(2)	--		--

Cynthia D. Purcell
Employment Agreement	--		195,738	(3)	757,183		992,757		--		--
SERP	85,108	(4)	170,215	(4)	135,722	(5)	135,722	(5)	135,722	(5)	155,423	(4)
Equity Plans	317,822	(2)	317,822	(2)	--		317,822	(2)	--		--

Douglas M. Bennett
Employment Agreement	--		161,522	(3)	625,687		808,096		--		--
SERP	45,835	(4)	91,669	(4)	91,669	(5)	91,669	(5)	91,669	(5)	91,669	(4)
Equity Plans	302,616	(2)	302,616	(2)	--		302,616	(2)	--		--
____________
(1)	Annually through the term of the employment agreement unless the Board exercises an election to discontinue.
(2)	Represents accelerated vesting of restricted stock. Performance-based vesting would be determined based on actual performance.
(3)	Indicates annual payments; payable only until age 65.
(4)	Indicates annual payments.
(5)	Indicates annual payments (which may not begin before age 62).
(6)	Indicates annual payments (which may not begin before age 68).

Employment Agreements.  The employment agreements with Messrs. Grescovich, Baker, Barton and Bennett and Ms. Purcell provide for payments in the event of death, disability or termination.  In the event of an executive’s death during the term of his or her employment agreement, we will pay to the executive’s estate the compensation due through the last day of the calendar month in which his or her death occurred.

Mr. Grescovich’s agreement provides that if he becomes entitled to benefits under the terms of the then-current disability plan, if any, of Banner or Banner Bank or becomes otherwise unable to fulfill his duties under his employment agreement, he shall be entitled to receive such group and other disability benefits as are then provided for executive employees.  In the event of his disability, the employment agreement is not suspended, except that (1) the obligation to pay Mr. Grescovich’s salary will be reduced by the amount of disability income benefits he receives and (2) upon a resolution adopted by a majority of the disinterested members of the Board of Directors or the Compensation Committee, Banner or Banner Bank may discontinue payment of his salary beginning six months following a determination that he has become entitled to benefits under the disability plan or otherwise unable to fulfill his duties under his agreement. If Mr. Grescovich’s disability does not constitute a disability within the meaning of Section 409A of the Internal Revenue Code, and he is a “specified employee” within the meaning of Section 409A, then disability payments will not begin until the earlier of his death or the sixth month anniversary of his separation from service.

The employment agreements with Messrs. Baker, Barton and Bennett and Ms. Purcell provide that if the executive becomes disabled or incapacitated to the extent that he or she is unable to perform the duties of his or her position, he or she shall receive short-term disability benefits equal to 100% of his or her monthly compensation beginning on the 15th day of disability and continuing until the 180th day of disability and long-term disability benefits equal to 66⅔% of monthly salary beginning on the 181st day of disability and continuing until he or she attains age 65.  These benefits will be reduced by the amount of any benefits payable to the executive under any other disability program of Banner Bank.  The Bank currently provides disability benefits with certain limitations to all full time employees.  In addition, during any period of disability, the executive and his or her dependents shall, to the greatest extent possible, continue to be covered under all executive benefits plans of Banner Bank, including without limitation, its retirement plans, life insurance plan and health insurance plans, as if actively employed by Banner Bank.  If the executive is disabled for a continuous period exceeding six calendar months, Banner Bank may, at its election, terminate the employment agreement.  If the executive’s disability does not constitute a disability within the meaning of Section 409A of the Internal Revenue Code, and the executive is a “specified employee” within the meaning of Section 409A, then disability payments will not begin until the earlier of the executive’s death or the sixth month anniversary of the executive’s separation from service.

The employment of the executives is terminable at any time for just cause as defined in the agreements.  In addition, the employment of an executive may be terminated without just cause, in which case the agreements provide that the named executive officers other than Mr. Grescovich would continue to receive base salary over the remaining term and continue the executive’s group life insurance, hospitalization, medical, dental, prescription drug and other health benefits, and long-term disability insurance for the remaining term.  Mr. Grescovich’s agreement provides that we must pay him a lump sum equal to two times the sum of (1) his annual salary in effect on the date of termination and (2) any unearned performance-based bonus based on the target opportunity on the date of termination.  We would also be required to pay to him any earned but unpaid performance-based bonus and continue his group life insurance, hospitalization, medical, dental, prescription drug and other health benefits, and long-term disability insurance for 24 months after the date of termination.

The employment agreements also provide for benefits in the event of the executives’ termination in connection with a change in control.  For the named executive officers other than Mr. Grescovich, if, within six months prior to a change in control or 24 months after a change in control, we (or our acquiror) terminate an executive’s employment or otherwise change the circumstances in which he or she is employed, or cause a reduction in responsibilities or authority or compensation or other benefits provided under the employment agreement without consent, other than for just cause, the agreements provide that we must pay to the executive and provide him or her, or the his or her beneficiaries, dependents and estate, with the following: (1) 2.99 times the executive’s base amount (as defined in Section 280G of the Internal Revenue Code); and (2) during the period of 36 calendar months beginning with the event of termination, continued coverage under all Banner employee benefit plans as if the executive were still employed during that period under the employment agreement.  If Mr. Grescovich’s employment is terminated within 24 months of a change in control, we must pay him a lump sum equal to three times the sum of (1) his annual salary in effect on the date of termination and (2) any unearned performance-based bonus based on the target opportunity on the date of termination.  We would also be required to pay to him any earned but unpaid performance-based bonus and continue his group life insurance, hospitalization, medical, dental, prescription drug and other health benefits, and long-term disability insurance for 36 months after the date of termination.  The employment agreements limit these payments and do not allow payments of amounts in excess of the limits imposed by Section 280G of the Internal Revenue Code.

Supplemental Executive Retirement Program. We have adopted a SERP for each of the named executive officers, except Mr. Grescovich.  At termination of employment at or after attaining age 62 (age 68 for Mr. Barton) and having achieved a service requirement, the executive’s annual benefit under the SERP would be computed as the product of 3% (4% for Messrs. Barton and Bennett) of the executive’s final average compensation (defined as the three calendar years of the executive’s annual cash compensation, including bonuses, which produce the highest average within the executive’s final eight full calendar years of employment) and the executive’s annual years of service (subsequent to January 1, 2007 for Messrs. Barton and Bennett) (called the “supplemental benefit”).  However, the supplemental benefit would be limited such that the sum of (1) amounts payable from the executive’s other retirement benefits from Banner and Banner Bank and (2) the supplemental benefit may not exceed 60% of final average compensation (for Mr. Barton, the supplemental benefit may not exceed the product of 3% times his total years of service and his final average compensation).  Payment of the supplemental benefit begins on the first day of the month next following the executive’s retirement date and continues monthly for the executive’s life, unless the executive is a specified employee (as defined in Section 409A of the Internal Revenue Code), in which case payment begins on the first day of the month following the six-month anniversary of the executive’s termination of employment.  The executives are eligible for a reduced benefit upon retirement prior to age 62 (age 68 for Mr. Barton) if they meet the years of service requirements in their individual agreements; however, no benefit payment will begin before age 62 (age 68 for Mr. Barton) and payments will be subject to the delayed distribution requirements if the executive is a specified employee.

In the event of an executive’s death, the executive’s surviving spouse shall receive a spouse’s supplemental benefit.  If the death occurs following the executive’s retirement date, the surviving spouse shall be entitled to a spouse’s supplemental benefit, payable for life, equal to 50% of the monthly amount of the supplemental benefit payable to the executive prior to his or her death.  If the death occurs while the executive is actively employed by Banner or any of its affiliates, the surviving spouse shall receive a spouse’s supplement benefit equal to 50% of the amount the executive would have received as a supplemental benefit if the executive’s retirement date had occurred on the date immediately preceding the executive’s death.

With respect to each of the named executive officers, the agreement provides that in the event of the executive’s involuntary termination of employment on or after the effective date of a change in control, the date of termination shall be treated as the executive’s retirement date and he or she shall be entitled to receive a supplemental benefit.  If the executive had reached his or her retirement date, the supplemental benefit would be calculated as described above for normal retirement and if the executive had not reached his or her retirement date but had satisfied the years of service requirement, the supplemental benefit would be calculated as described above for early retirement.  No benefit payment will begin before age 62 (age 68 for Mr. Barton) and payments will be subject to the delayed distribution requirements if the executive is a specified employee.

The supplemental benefit shall cease to be paid to the executive (and rights to the spouse’s supplemental benefit shall terminate) if the executive (1) discloses material confidential information or trade secrets concerning Banner Bank or any of its subsidiaries without its consent or (2) engages in any activity that is materially damaging to the Bank including engaging in competitive employment during the three-year period beginning on the executive’s retirement date (or in the case of Messrs. Barton and Bennett, during the two-year period beginning on the date of his involuntary termination of employment on or after the effective date of a change of control).

Equity Plans.  Our 2001 Stock Option Plan, Long-Term Incentive Plan, 2012 Restricted Stock and Incentive Bonus Plan, and 2014 Omnibus Incentive Plan provide for accelerated vesting of awards in the event of a change in control.  Only shares of restricted stock and phantom stock remain unvested.  If a change in control occurs: (1) awards of phantom stock will vest fully and be payable within 60 days; and (2) all unvested awards of restricted stock made prior to the amendment of the 2012 Restricted Stock and Incentive Bonus Plan on April 23, 2013 will vest fully.  For unvested awards of restricted stock pursuant to the 2012 Restricted Stock and Incentive Bonus Plan made after April 23, 2013, accelerated vesting of restricted stock will occur only upon completion of a change in control and involuntary separation from employment (including voluntary separation for good reason) of the recipient during the 12-month period following the effective date of the change in control (known as a “double trigger”).  Although the 2014 Omnibus Incentive Plan provides that unvested awards will vest in the event of a change in control, it has been the Compensation Committee’s practice to provide in award agreements that unvested awards require a double trigger to accelerate vesting.  Our 2012 Restricted Stock and Inventive Bonus Plan and 2014 Omnibus Equity Plan also provide for accelerated vesting of awards if a recipient’s service is terminated as a result of death or disability.  The Long-Term Incentive Plan also provides that a participant who (1) has attained age 65, (2) voluntarily terminates employment with Banner and its affiliates, (3) is not vested at the time of the termination of employment and (4) enters into a non-competition agreement for a period equal to the greater of two years from the participant’s separation from service or the period of time necessary for the participant to fully vest in his or her benefit, shall have continuous service credited on his or her behalf for vesting purposes for a period equal to the term of the non-competition agreement.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Michael M. Smith, Connie R. Collingsworth, David A. Klaue and Constance H. Kravas.  No members of the Compensation Committee were officers or employees of Banner or any of its subsidiaries during the year ended December 31, 2014, nor were they formerly Banner officers or had any relationships otherwise requiring disclosure.

PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), we are required to periodically include in our annual meeting proxy statements and present at the annual meeting of shareholders a non-binding shareholder resolution to approve the compensation of our named executive officers, as disclosed in the proxy statement pursuant to the compensation disclosure rules of the SEC.  This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse the compensation of Banner’s executives as disclosed in the Proxy Statement.  At last year’s annual meeting of shareholders, we were also required under the Dodd-Frank Act to include a non-binding shareholder resolution regarding the frequency of future votes on executive compensation.  Shareholders voted in favor of holding an annual vote and the Board of Directors determined to hold an annual shareholder advisory vote to approve the compensation of our named executive officers, beginning with last year’s annual meeting of shareholders.  We will continue to hold an annual vote until such time that the frequency vote is next presented to shareholders or until the Board determines that a different frequency is in the best interest of Banner.

The say-on-pay proposal will be presented at the annual meeting in the form of the following resolution:

RESOLVED, that the shareholders approve the compensation of Banner Corporation’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and related material in the Proxy Statement for the 2015 annual meeting of shareholders.

This vote will not be binding on our Board of Directors or Compensation Committee and may not be construed as overruling a decision by the Board or create or imply any additional fiduciary duty on the Board.  It will also not affect any compensation paid or awarded to any executive.  The Compensation Committee and the Board may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

Our executive compensation policies are designed to establish an appropriate relationship between executive pay and the annual and long-term performance of Banner and Banner Bank, to reflect the attainment of short- and long-term financial performance goals, to enhance our ability to attract and retain qualified executive officers, and to align to the greatest extent possible the interests of management and shareholders.  Our Board of Directors believes that our compensation policies and procedures achieve these objectives.  The Board of Directors unanimously recommends that you vote FOR approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

 AUDIT COMMITTEE MATTERS

Audit Committee Charter.  The Audit Committee operates pursuant to a charter approved by our Board of Directors.  The Audit Committee reports to the Board of Directors and is responsible for overseeing and monitoring our financial accounting and reporting, system of internal controls established by management and audit process.  The charter sets out the responsibilities, authority and specific duties of the Audit Committee.  The charter specifies, among other things, the structure and membership requirements of the Audit Committee, as well as the relationship of the Audit Committee to our independent auditor, the internal audit department and management.

Report of the Audit Committee.  The Audit Committee reports as follows with respect to Banner’s audited financial statements for the year ended December 31, 2014:

•	The Audit Committee has completed its review and discussion of the 2014 audited financial statements with management;

•
The Audit Committee has discussed with the independent auditor (Moss Adams LLP) the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•
The Audit Committee has received written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence; and

•
The Audit Committee has, based on its review and discussions with management of the 2014 audited financial statements and discussions with the independent auditors, recommended to the Board of Directors that Banner’s audited financial statements for the year ended December 31, 2014 be included in its Annual Report on Form 10-K.

The foregoing report is provided by the following directors, who constitute the Audit Committee:

Audit Committee
Gordon E. Budke, Chairman
Robert D. Adams
David A. Klaue
John R. Layman

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such acts.

PROPOSAL 3 – RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

The Audit Committee of the Board of Directors has selected Moss Adams LLP as our independent auditor for the year ending December 31, 2015 and that selection is being submitted to shareholders for ratification.  Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Moss Adams LLP to our shareholders for ratification as a matter of good corporate practice.  If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm.  Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Banner and our shareholders.  Moss Adams LLP served as our independent auditor for the year ended December 31, 2014 and a representative of the firm will be present at the annual meeting to respond to shareholders’ questions and will have the opportunity to make a statement if he or she so desires.

The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Moss Adams LLP as our independent auditor.

The following table sets forth the aggregate fees billed, or expected to be billed, to us by Moss Adams LLP for professional services rendered for the fiscal years ended December 31, 2014 and 2013.

	Year Ended December 31,
	2014	2013

Audit Fees (1)	$505,228	$472,948
Audit-Related Fees	78,043	29,620
Tax Fees	3,475	117,075
All Other Fees	--	--
____________
(1)	Fees for 2014 include estimated amounts to be billed.

The Audit Committee will establish general guidelines for the permissible scope and nature of any permitted non-audit services to be provided by the independent auditor in connection with the Committee’s annual review of its charter.  Pre-approval may be granted by action of the full Audit Committee or by delegated authority to one or more members of the Audit Committee.  If this authority is delegated, all approved non-audit services will be presented to the Audit Committee at its next meeting.  In considering non-audit services, the Audit Committee or its delegate will consider various factors, including but not limited to, whether it would be beneficial to have the service provided by the independent auditors and whether the service could compromise the independence of the independent auditors.  For the year ended December 31, 2014, the Audit Committee approved all of the services provided by Moss Adams LLP that were designated as audit-related fees, tax fees and all other fees as set forth in the table above.

The Audit Committee of the Board of Directors determined that all of the services performed by Moss Adams LLP in fiscal year 2014 were not incompatible with Moss Adams LLP maintaining its independence.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our executive officers and directors, and persons who own more than 10% of any registered class of Banner’s equity securities, to file reports of ownership and changes in ownership with the SEC.  Executive officers, directors and greater than 10% shareholders are required by regulation to furnish us  with copies of all Section 16(a) forms they file.  Based solely on our review of the copies of such forms we have received and written representations provided to us by these persons, we believe that during the year ended December 31, 2014, all filing requirements applicable to our reporting officers, directors and greater than 10% shareholders were properly and timely complied with, except for one filing by Mr. Bennett covering three transactions, which was inadvertently filed three days late.

 MISCELLANEOUS

The Board of Directors is not aware of any business to come before the annual meeting other than those matters described in this Proxy Statement.  However, if any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

We will bear the cost of solicitation of proxies, and will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Banner’s common stock.  In addition to solicitations via the Internet and by mail, our directors, officers and regular employees may solicit proxies personally or by telecopier or telephone without additional compensation.

Banner’s 2014 Annual Report to Shareholders, including financial statements, has been mailed to all shareholders of record as of the close of business on February 27, 2015.  Any shareholder who has not received a copy of the Annual Report may obtain a copy by writing to us or by accessing our proxy materials online at www.bannerbank.com/proxymaterials.  The Annual Report is not to be treated as part of the proxy solicitation material or having been incorporated herein by reference.

A copy of Banner’s Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC, will be furnished without charge to shareholders of record as of February 27, 2015 upon written request to

Albert H. Marshall, Secretary, Banner Corporation, 10 S. First Avenue, Post Office Box 907, Walla Walla, Washington 99362.

 SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at our annual meeting to be held in 2016 must be received by us no later than November 25, 2015 to be considered for inclusion in the proxy materials and form of proxy relating to that meeting.  Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act.

In addition, our Articles of Incorporation provide that in order for business to be brought before the annual meeting, a shareholder must deliver notice to the Secretary not less than 30 nor more than 60 days prior to the date of the annual meeting; provided that if less than 31 days’ notice of the annual meeting is given to shareholders, such notice must be delivered not later than the close of the tenth day following the day on which notice of the annual meeting was mailed to shareholders.  The notice must state the shareholder’s name, address and number of shares of Banner common stock held, and briefly discuss the business to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any interest of the shareholder in the proposal.

Our Articles of Incorporation provide that if a shareholder intends to nominate a candidate for election as a director, the shareholder must deliver written notice of his or her intention to our Secretary not less than 30 days nor more than 60 days prior to the date of the annual meeting of shareholders; provided, however, that if less than 31 days’ notice of the annual meeting is given to shareholders, such written notice must be delivered to our Secretary not later than the close of the tenth day following the day on which notice of the annual meeting was mailed to shareholders.  The notice must set forth (1) the name, age, business address and, if known, residence address of each nominee for election as a director, (2) the principal occupation or employment of each nominee, (3) the number of shares of Banner common stock which are beneficially owned by each such nominee, (4) such other information as would be required to be included pursuant to the Securities Exchange Act in a proxy statement soliciting proxies for the election of the proposed nominee, including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director, if elected, and (5) as to the shareholder giving such notice (a) his or her name and address as they appear on our books and (b) the class and number of Banner shares which are beneficially owned by such shareholder.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ ALBERT H. MARSHALL

ALBERT H. MARSHALL
SECRETARY

Walla Walla, Washington
March 24, 2015

Appendix A

Banner Corporation
Charter of the
Corporate Governance/Nominating Committee

I.
AUTHORIZATION:   The Corporate Governance Committee of the Board of Directors of Banner Corporation (the “Committee”) is authorized by a resolution of the Board of Directors approved at November 22, 2002, subject to the powers, duties and limitations as provided in this Charter, and shall remain in continuous existence until such time as it is dissolved by an act of the Board.

II.
PURPOSE:  The primary function of the Committee is to assure that the Corporation maintains the highest standards and best practices in all critical areas relating to the management of the business of the company.  To this end, the Committee will remain current with all of the pertinent rules and regulations applicable to the Corporation in order to meet the community’s expectations with respect to the governance of a public corporation.  The Committee is intended to be consistent with and fulfill the objectives of Public Law # 107-204 (Sarbanes-Oxley Act of 2002, or the “Act”) as issued July 30, 2002 and as it may be revised from time to time.

III.
DUTIES AND RESPONSIBILITIES:  The Committee will monitor and evaluate the practices and procedures of the Corporation and, when appropriate, advise the Board of Directors as may be required, relating to each of the following:

1.	The qualifications required of individuals proposed as candidates for the Board of Directors

2.	The process and procedures by which a candidate shall be nominated for election to the Board of Directors

3.	The size and composition of the Board of Directors, including procedures for filling Director positions vacated other than at the completion of an appointed term

4.	The duties and responsibilities of elected Board Members including

a.	Responsibilities to shareholders

b.	Attendance at meetings

c.	Avoidance of conflicts of interest and inappropriate transactions

5.	Director training and information resources including

a.	An orientation program for new directors`

b.	Continuing education opportunities

c.	Clear and adequate reports

d.	Notification of significant events and transactions

6.	The form, composition and effectiveness of authorized Board committees under the same standards applied to the Board as a whole

7.
Membership, composition, qualifications, duties and obligations of subsidiary boards, subject to the requirements of the  Securities and Exchange Commission and Nasdaq, consistent with the standards of governance applicable to the entire Corporation

8.
Documentation of Board activities including the timing and content of board reports, board communication, documents retention, adequacy of minutes and committee deliberations including an effective summary of discussion points and dissenting opinions

9.	Meeting schedule and agendas, including the required frequency of meetings, materials supplied to members, minutes taken and other record keeping requirements

10.	Director access to management, employees, internal and external auditors, regulators and independent advisors

11.	Shareholder access to director information

12.	Evaluation of the Chief Executive Officer and senior management

13.	Management succession

14.	Creation and maintenance of the Corporation’s Code of Ethics including review, revision, disclosure, and application

IV.
COMPOSITION OF COMMITTEE:  The Committee will be composed of no less than three (3) members, each of whom shall be a member in good standing of the Board of Directors who is determined to be an Independent member of the Board as defined in the Act.  Members shall be appointed by the Board of Directors and shall serve at the will of the Board until dismissed.  Provided, however, that any Committee member who is determined to cease to be an Independent director, as that term is defined by the National Association of Security Dealers, will resign immediately from the Committee and that position will be filled by the Board at the first practicable opportunity.  Annually, the Board of Directors will designate a member of the Committee to serve as its Chair.

V.
COMMITTEE OPERATIONS: The Committee shall meet at intervals to be determined by the Committee but not less frequently than once each calendar quarter.  The Committee will conduct its meetings in an orderly manner and will memorialize its activities in the form of contemporaneous and permanently recorded minutes.  The Committee also will provide a report of its activities to the Board of Directors at the Board’s next regularly scheduled meeting or at the next practicable opportunity.

VI.
AUTHORITY TO DELEGATE:  The Committee is responsible without limitation for the competent and responsible execution of the duties and obligations of the Committee.  However, nothing herein is intended to prohibit the Committee from  creating, at its discretion, sub-committees of the Committee or consulting with  outside consultants, employees of the Corporation, or any other party selected in a good faith manner, provided that each such sub-committee will have as a member at least one Independent director.

VII.
NOMINATIONS FOR MEMBERS OF THE BOARD OF DIRECTORS:  The Committee shall be responsible for recommending to the Board of Directors prospective candidates for election to the Board of Directors. In assessing the qualifications of prospective candidates, the Committee will:

        1.   Have sole authority to retain and terminate search firms, including the approval of all fees and contract terms

2.   Set board member qualifications

3.   Interview nominees

4.	Determine whether or not a candidate would qualify as an independent board member

VIII.
EVALUATIONS OF BOARD MEMBERS AND EXECUTIVES:  The Committee will establish criteria for evaluation of members of the Board and the senior executives of the Corporation and will oversee an annual evaluation of the board and the executives.  The Committee will retain the exclusive right to retain outside consulting firms to assist in such evaluation and will retain the sole authority to set the fees and terms of such engagements, including particularly the sole authority to terminate any such engagement.

IX.	OVERSIGHT OF CONDUCT AND ETHICS: The Committee will enact procedures and policies intended to assure the acts of the Corporation comply with all applicable laws and regulations relating to:

1.	Compliance with laws and regulations

2.	Conflicts of interest

3.	Full, accurate and timely disclosures

4.	Ethics programs and compliance training and education

5.	Insider trading involving securities issued by the Corporation

6.	Corporate opportunities guidelines

7.	Competition and fair dealing

8.	Human resources, including issues of discrimination, harassment, health and safety)

9.	Customer confidentiality and privacy

10.	Protection and proper use of company assets

11.	Community/public relations

X.	INDEPENDENCE: The Committee reports directly to the Board of Directors of the Corporation.

REVOCABLE PROXY
BANNER CORPORATION

ANNUAL MEETING OF SHAREHOLDERS
APRIL 21, 2015

The undersigned hereby appoints Robert D. Adams and Brent A. Orrico, and each of them, with full powers of substitution to act as attorneys and proxies for the undersigned, to vote all shares of common stock of Banner Corporation (“Banner”) which the undersigned is entitled to vote at the annual meeting of shareholders, to be held at the Marcus Whitman Hotel, 6 W. Rose Street, Walla Walla, Washington, on Tuesday, April 21, 2015, at 10:00 a.m., local time, and at any and all adjournments thereof, as indicated.

		FOR	VOTE WITHHELD

1.	The election as director of the nominees listed below (except as marked to the contrary below)	[ ]	[ ]

Gordon E. Budke
Constance H. Kravas
John R. Layman
Michael M. Smith

		FOR	AGAINST	ABSTAIN

2.	Advisory (non-binding) vote to approve the compensation of Banner Corporation’s named executive officers.	[ ]	[ ]	[ ]

3.	The ratification of the Audit Committee’s selection of Moss Adams LLP as the independent auditor for the year ending December 31, 2015.	[ ]	[ ]	[ ]

4.	In their discretion, upon such other matters as may
properly come before the meeting.

The Board of Directors recommends a vote FOR all proposals.

The proxies will vote your shares as directed on this card.  If you do not indicate your choices on this card, the proxies will vote your shares in accordance with the directors’ recommendations.  If any other business is presented at the annual meeting, the proxies will vote your shares in accordance with the directors’ recommendations.  At the present time, the Board of Directors knows of no other business to be presented at the annual meeting.  This proxy card also confers discretionary authority on the Board of Directors to vote with respect to the election of any person as director where the nominees are unable to serve or for good cause will not serve and on matters incident to the conduct of the annual meeting.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Should the undersigned be present and elect to vote at the annual meeting or at any adjournment thereof and after notification to the Secretary of Banner at the annual meeting of the shareholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

The undersigned acknowledges receipt from Banner prior to the execution of this proxy of the Notice  of Annual Meeting of Shareholders, a Proxy Statement dated March 24, 2015 and the 2014 Annual Report to Shareholders.

Dated:                                              , 2015

PRINT NAME OF SHAREHOLDER	PRINT NAME OF SHAREHOLDER

SIGNATURE OF SHAREHOLDER	SIGNATURE OF SHAREHOLDER

Please sign exactly as your name appears on the enclosed card.  When signing as attorney, executor, administrator, trustee or guardian, please give your full title.  If shares are held jointly, each holder should sign.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.